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As filed with the Securities and Exchange Commission on April 16, 2010

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

DIRECTV HOLDINGS LLC
DIRECTV FINANCING CO., INC.
(Exact name of registrant as specified in its charter)

DIRECTV Holdings LLC—DELAWARE DIRECTV Financing Co., Inc.—DELAWARE (State or Other Jurisdiction of Incorporation or Organization)	4841 4841 (Primary Standard Industrial Classification Code Number)	25-1902628 59-3772785 (I.R.S. Employer Identification No.)

Larry D. Hunter, Esq.
Executive Vice President
and General Counsel
2230 East Imperial Highway
El Segundo, California 90245
(310) 964-5000
(Name, address, including zip code, and telephone number, including area code, of registrant's principal executive offices and agent for service)

See Table of Additional Registrants below

Copies to:
Michael E. Lubowitz, Esq.
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
(212) 310-8000

Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after the effective date of this Registration Statement.

          If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

          If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of "large accelerated filer", "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE CHART

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

3.550% Senior Notes due 2015	$1,200,000,000	100%	$1,200,000,000	$85,560

5.200% Senior Notes due 2020	$1,300,000,000	100%	$1,300,000,000	$92,690

6.350% Senior Notes due 2040	$500,000,000	100%	$500,000,000	$35,650

Guarantees of 3.550% Senior Notes due 2015	—	—	—	—(2)

Guarantees of 5.200% Senior Notes due 2020	—	—	—	—(2)

Guarantees of 6.350% Senior Notes due 2040	—	—	—	—(2)

(1)
Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(f)(2) under the Securities Act of 1933, as amended.
(2)
The Additional Registrants will guarantee the payment of the 3.550% Senior Notes due 2015, the 5.200% Senior Notes due 2020 and the 6.350% Senior Notes due 2040. Pursuant to Rule 457(n) of the Securities Act, no separate registration fee for the guarantees is payable.

          The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Table of Additional Registrants(1)(2)

Exact Name of Registrant as Specified in Its Charter	State or Other Jurisdiction of Incorporation or Organization	I.R.S. Employer Identification No.
DIRECTV Customer Services, Inc.	Delaware	95-4738537
DIRECTV, Inc.	California	95-4321465
DIRECTV Enterprises, LLC	Delaware	95-4511942
DIRECTV Home Services, LLC	Delaware	56-2466781
DIRECTV Merchandising, Inc.	Delaware	95-4523782
DIRECTV Operations, LLC	California	95-4511940
DIRECTV Programming Holdings I, Inc.	Delaware	20-2574763
DIRECTV Programming Holdings II, Inc.	Delaware	20-2574821
LABC Productions, LLC	California	20-3162838

(1)
The address and telephone number for each of the Additional Registrants, other than DIRECTV Customer Services, Inc. is 2230 East Imperial Highway, El Segundo, California 90245, (310) 964-5000. The address and telephone number for DIRECTV Customer Services, Inc. is 5800 N. Meeker Avenue, Boise, Idaho 83704, (208) 363-6000.

(2)
The name, address, including zip code, and telephone number, including area code, of agent for service for each of the Additional Registrants is Larry D. Hunter, Esq., c/o DIRECTV Holdings LLC, 2230 East Imperial Highway, El Segundo, California 90245, (310) 964-5000.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 16, 2010

PROSPECTUS

DIRECTV Holdings LLC
DIRECTV Financing Co., Inc.

OFFER TO EXCHANGE ALL OUTSTANDING

$1,200,000,000 3.550% Senior Notes due 2015
$1,300,000,000 5.200% Senior Notes due 2020
$500,000,000 6.350% Senior Notes due 2040

FOR NEWLY-ISSUED, REGISTERED

$1,200,000,000 3.550% Senior Notes due 2015
$1,300,000,000 5.200% Senior Notes due 2020
$500,000,000 6.350% Senior Notes due 2040

          We are offering, upon the terms and subject to the conditions set forth in this prospectus, to exchange all of our outstanding 3.550% Senior Notes due 2015, 5.200% Senior Notes due 2020, and 6.350% Senior Notes due 2040, issued on March 11, 2010 in a private offering for our new, registered 3.550% Senior Notes due 2015, 5.200% Senior Notes due 2020, and 6.350% Senior Notes due 2040, respectively. In this document, we refer to our outstanding 3.550% Senior Notes due 2015, 5.200% Senior Notes due 2020, and 6.350% Senior Notes due 2040 collectively as the "original notes" and our new registered 3.550% Senior Notes due 2015, 5.200% Senior Notes due 2020, and 6.350% Senior Notes due 2040 collectively as the "registered notes." Any reference to "notes" in this prospectus refers to the original notes and the registered notes, unless the context requires a different interpretation. The CUSIP numbers for the original notes are 25459H AM7, U25398 AF2, 25459H AR6, U25398 AH8, 25459H AP0, and U25398 AG0.

MATERIAL TERMS OF THE EXCHANGE OFFER

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  The exchange offer expires at 5:00 p.m., New York City time, on            , 2010, unless extended.

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  You will receive an equal principal amount of registered notes for all original notes that you validly tender and do not validly withdraw.

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  Tenders of original notes may be withdrawn at any time prior to the expiration of the exchange offer.

  •
  There has been no public market for the original notes and we cannot assure you that any public market for the registered notes will develop.

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  The terms of the registered notes are substantially identical to the original notes, except for transfer restrictions, and registration rights and additional interest payment provisions relating to the original notes.

  •
  If you fail to tender your original notes for the registered notes, you will continue to hold unregistered securities and it may be difficult for you to transfer them.

  •
  The only conditions to completing the exchange offer are that the exchange offer does not violate applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission; no action or proceeding shall have been instituted or threatened in any court or by any governmental agency which might materially impair our ability to proceed with the exchange offer; all governmental approvals shall have been obtained, which approvals we deem necessary for the consummation of the exchange offer; there shall not have been any material change, or development involving a prospective material change, in our business or financial affairs which, in our reasonable judgment, would materially impair our ability to consummate the exchange offer; and that there shall not have been proposed, adopted or enacted any law, statute, rule or regulation which, in our reasonable judgment, would materially impair our ability to consummate the exchange offer or have a material adverse effect on us if the exchange offer was consummated.

  •
  We will not receive any cash proceeds from the exchange offer.

Results of the Exchange Offer

  •
  The registered notes may be sold in the over-the-counter market, in negotiated transactions or through a combination of such methods. We do not plan to list the original notes or registered notes on a national market.

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  All outstanding original notes not tendered will continue to be subject to the restrictions on transfer set forth in the indenture governing the original notes. In general, outstanding original notes may not be offered or sold, unless registered under the Securities Act of 1933, as amended (the "Securities Act"), except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.

  •
  Other than in connection with the exchange offer, we do not plan to register the outstanding original notes under the Securities Act.

          Each broker-dealer that receives registered notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the registered notes. The letter of transmittal states that, by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of registered notes received in exchange for original notes where the original notes were acquired by that broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

          CONSIDER CAREFULLY THE "RISK FACTORS" BEGINNING ON PAGE 22 OF THIS PROSPECTUS.

          NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is                        , 2010

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, and other information with the Commission. We also have filed with the Commission a registration statement on Form S-4 under the Securities Act with respect to the registered notes. This prospectus, which is a part of the registration statement, omits certain information included in the registration statement and in its exhibits. For further information relating to us and the notes, we refer you to the registration statement and its exhibits. The descriptions of each contract and document contained in this prospectus are summaries and qualified in their entirety by reference to the copy of that contract or document filed as an exhibit to the registration statement. You may read and copy the registration statement, including its exhibits, at the Commission's Public Reference Room located at 100 F Street, N.E., Washington D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site (www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants like us who file electronically with the Commission.

        You should rely only upon the information provided in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information in or incorporated by reference in this prospectus is accurate as of any date other than the dates specified in this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        We are "incorporating by reference" information we file with the SEC, which means:

  •
  incorporated documents are considered part of this prospectus;

  •
  we can disclose important information to you by referring you to those documents; and

  •
  information that we file later with the SEC automatically will update and supersede information contained in this prospectus.

        We are incorporating by reference the following documents which we have previously filed with the SEC:

          (1)   our Annual Report on Form 10-K for the year ended December 31, 2009, filed on February 26, 2010;

          (2)   our Current Report on Form 8-K filed with the SEC on March 15, 2010; and

          (3)   any of our future filings with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until our offering is completed; provided that this prospectus will not incorporate any information that we may furnish to the SEC under Item 2.02 or Item 7.01 of Form 8-K.

        Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

        You can obtain copies of the documents incorporated by reference in this prospectus without charge through our website (www.directv.com), or by requesting them in writing or by telephone at the following addresses:

DIRECTV Holdings LLC
2230 East Imperial Highway
El Segundo, CA 90245
Attn: Investor Relations

        To obtain timely delivery, you must request the information no later than five (5) business days before the expiration date of the exchange offer.

 MARKET DATA

        In this prospectus, we rely on and refer to information regarding market data obtained from internal surveys, market research, publicly available information and industry publications. Although we believe the information is reliable, we cannot guarantee the accuracy or completeness of the information and have not independently verified it.

NOTICE TO NEW HAMPSHIRE RESIDENTS

        Neither the fact that a registration statement or an application for a license has been filed under Chapter 421-B of the New Hampshire Revised Statutes Annotated, 1955, as amended ("RSA 421-B") with the state of New Hampshire nor the fact that a security is effectively registered or a person is licensed in the state of New Hampshire constitutes a finding by the secretary of state that any document filed under RSA 421-B is true, complete and not misleading. Neither any such fact nor the fact that an exemption or exception is available for a security or a transaction means that the secretary of state has passed in any way upon the merits or qualifications of, or recommended or given approval to, any person, security or transaction. It is unlawful to make, or cause to be made, to any prospective purchaser, customer or client any representation inconsistent with the provisions of this paragraph.

 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and documents incorporated by reference herein and in other materials we have filed or may file with the Commission, contain or may contain certain statements that we believe are, or may be considered to be, "forward-looking statements" within the meaning of various provisions of the Securities Act of 1933 and of the Securities Exchange Act of 1934. These forward-looking statements generally can be identified by use of statements that include phrases such as we "believe," "expect," "estimate," "anticipate," "intend," "plan," "foresee," "project" or other similar words or phrases. Similarly, statements that describe our objectives, plans or goals also are forward-looking statements. All of these forward-looking statements are subject to certain risks and uncertainties, including, without limitation, risk factors discussed in more detail under Risk Factors in this prospectus, which could cause our actual results to differ materially from historical results or from those expressed or implied by the relevant forward-looking statement. We urge you to consider these factors carefully in evaluating forward-looking statements. The forward-looking statements included or incorporated by reference in this prospectus are made only as of the date of this prospectus and we undertake no obligation to publicly update these forward-looking statements to reflect subsequent events or circumstances. You should read carefully the section of this prospectus under the heading "Risk Factors" beginning on page 18.

        We own or have rights to use various copyrights, trademarks, service marks and trade names used in our business. These include the United States registered marks DIRECTV, DIRECTV Plus, Superfan, SUPERCAST, ScoreGuide, DIRECTV Cinema, GameSearch, The 101 Network and the DIRECTV Cyclone Design. This prospectus also includes copyrights, trademarks, service marks and trade names of other companies which are the property of their respective holders.

PROSPECTUS SUMMARY

        In this prospectus, "DIRECTV Holdings," "DIRECTV U.S.," "we," "our" and "us" refer to DIRECTV Holdings LLC and its subsidiaries, unless otherwise indicated or the context otherwise requires. We are a wholly-owned subsidiary of The DIRECTV Group, Inc., which we sometimes refer to as "DIRECTV Group" which, in turn, is a wholly-owned subsidiary of DIRECTV, which we sometimes refer to as DIRECTV or "Parent." We consist of DIRECTV Enterprises, LLC and its wholly-owned subsidiaries and DIRECTV Financing Co., Inc. This is only a summary and does not contain all of the information that may be important to you. You should read the entire prospectus, including the section entitled "Risk factors" and you should read the documents incorporated by reference into this prospectus, including "Management's discussion and analysis of financial condition and results of operations" and our consolidated financial statements and related notes contained in our Annual Report on Form 10-K for the year ended December 31, 2009, filed with the Securities and Exchange Commission, or the "SEC," on February 26, 2010, which we refer to as our "Form 10-K," before making an investment decision.

Our business

        We consist of DIRECTV Enterprises, LLC and its wholly-owned subsidiaries and DIRECTV Financing Co., Inc. We acquire, promote, sell and distribute digital entertainment programming via satellite to residential and commercial subscribers. We are the largest provider of direct-to-home, or DTH, digital television services and the second largest provider in the multi-channel video programming distribution, or MVPD, industry in the United States, in each case based on the number of subscribers. We provide our subscribers with access to hundreds of channels of digital-quality picture and sound programming that we transmit directly to subscribers' homes or businesses via high-powered geosynchronous satellites. As of December 31, 2009, we had over 18.5 million subscribers. For the fiscal year ended December 31, 2009, we generated revenues of $18.7 billion and had Operating Profit Before Depreciation and Amortization, or OPBDA, of $4.7 billion.

        On November 19, 2009, DIRECTV Group and Liberty Media Corporation, which we refer to as Liberty or Liberty Media, closed a series of related transactions which we refer to collectively as the Liberty Transaction. The Liberty Transaction included the split-off of certain of the assets of the Liberty Entertainment Group into Liberty Entertainment, Inc., or LEI, which was then split-off from Liberty. Following the split-off, DIRECTV Group and LEI merged with subsidiaries of DIRECTV. As a result of the Liberty Transaction, DIRECTV Group, which is comprised of the DIRECTV U.S. and DIRECTV Latin America businesses, and LEI, which held Liberty's 57% interest in DIRECTV Group, a 100% interest in three regional sports networks, a 65% interest in Game Show Network LLC, or GSN, approximately $120 million in cash and cash equivalents and approximately $2.1 billion of indebtedness and a series of related equity collars, became wholly-owned subsidiaries of DIRECTV. DIRECTV Holdings remained a direct subsidiary of DIRECTV Group and became an indirect subsidiary of DIRECTV.

        We believe we provide one of the most extensive collections of programming available in the multi-channel video programming distribution, or MVPD industry. As of December 31, 2009, we distributed more than 2,000 digital video and audio channels, including about 200 basic entertainment and music channels, 40 premium movie channels, over 50 regional and specialty sports networks, over 120 Spanish and other foreign language special interest channels, over 31 pay-per-view movie and event choices, and over 130 national high-definition, or HD, television channels. Although we distribute more than 1,500 local channels—over 500 in HD—a subscriber generally receives only the local channels in the subscriber's home market. In addition, we offer an on demand service named DIRECTV on DEMAND which, as of the end of 2009, provided a selection of about 6,000 movie and television programs to our subscribers who have a broadband connection to their set-top receiver. As of December 31, 2009, we provided local channel coverage in standard definition to markets covering about 95% of U.S. television households. In addition, we provided HD local channels to markets representing approximately 92% of U.S. television households. In the second quarter of 2010, we expect to further expand our offering of HD channels when the recently launched DIRECTV 12 satellite begins operations.

        We also provide premium professional and collegiate sports programming such as the NFL SUNDAY TICKETTM package, which allows subscribers to view the largest selection of NFL games available each Sunday during the regular season. Under our contract with the NFL, we have exclusive rights to provide this service through the 2014 season, including rights to provide related broadband, HD, interactive and mobile services.

        To subscribe to the DIRECTV® service, subscribers acquire receiving equipment from either us, our national retailers, independent satellite television retailers or dealers, or regional telephone companies, which we refer to as telcos. Most set-top receivers provided to new and existing subscribers are leased subsequent to the introduction of a lease program on March 1, 2006. The receiving equipment consists of a small receiving satellite dish antenna, a digital set-top receiver and a remote control, which we refer to as a DIRECTV® System. After acquiring and installing a DIRECTV System, subscribers activate the DIRECTV service by contacting us and subscribing to one of our programming packages.

Our key strengths

        Our business is characterized by the following key strengths:

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  large subscriber base;

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  leading brand name;

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  substantial channel capacity and programming content;

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  high-quality digital picture and sound, including HD programming;

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  strong customer service; and

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  valuable orbital slots and satellite-based technology.

Our business strategy

        Our vision is to provide customers with the best video experience in the United States both inside and outside of the home by offering subscribers unique, differentiated and compelling programming through leadership in content, technology and customer service.

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  Offer Differentiated and Exclusive Content and Services.  To fulfill our goal, we believe we must provide the most extensive collection of valuable programming and interactive services to our customers.

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  Provide the Most Extensive Collection of Valuable Programming.  We believe that we currently have one of the most extensive collections of programming in the MVPD industry and our strategy is to continue improving our offering. For example, we offer content which is not offered by other MVPD providers such as NFL SUNDAY TICKET where subscribers can watch up to 14 games each week, most of which are offered in HD. We have also signed agreements to be the exclusive MVPD provider of NCAA® MEGA MARCH MADNESS®. In addition, we offer our customers The 101® Network, a free premium channel dedicated to the broadcast of unique and exclusive content including series such as Friday Night Lights, Deadwood®, Sleeper Cell® and The NineTM as well as concert performances by top-rated artists. In 2009, we also launched new shows on The 101® Network such as The Dan Patrick ShowTM and Trailer Park Boys®.

    We also believe we currently have one of the most extensive national HD channel offerings as well as the largest lineup of 1080p movies in the MVPD industry. Additionally, when our DIRECTV 12 satellite is put into service in the second quarter of 2010, we expect to have the capacity to broadcast approximately 200 national HD channels to nearly all U.S. television households. As part of this rollout, we plan on offering local channels in HD to 19 additional markets, bringing the total number of HD local channel markets to 157—covering over 95% of television homes. Subscribers receiving local HD channels will generally only receive the channels broadcast in their home market. Additionally, in 2010 we plan on being one of the first MVPD providers to offer dedicated 3D programming by introducing three 3D channels to our HD customers who have purchased 3D television sets.

    We also expect to expand our DIRECTV on DEMAND, a video-on-demand, or VOD, service for subscribers that have the DIRECTV Plus® digital video recorder, or DVR, or DIRECTV Plus® HD DVR set-top receivers. As of year end 2009, DIRECTV on DEMAND offered about 6,000 titles providing thousands of hours of top programming from the major broadcast and cable networks, as well as popular movies. Most of the titles are offered free of charge and are downloaded from the Internet through a broadband connection for those subscribers with a DIRECTV Plus HD DVR. In addition, we download top movies via our satellites to a customer's DVR hard drive. In 2010, we expect to introduce a new movie service, DIRECTV CinemaTM, which will substantially increase the number of new release movies available for our customers to view and purchase from either their television, laptop computer or mobile telephone.

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  Expand and Enhance Interactive Services.  We believe that enhanced and interactive services play an important role in the subscriber experience. For example, NFL SUNDAY TICKET subscribers can view a mix-channel with up to eight games on one screen while the SUPERCASTTM service lets viewers access games and interactive statistics online through a personal computer. We also offer interactive services for many major tennis and golf events, including the Masters® golf tournament, where we dedicate several extra channels of event coverage, interactive scoreboards and a mix channel, all of which no other MVPD operator provides. In 2009, we launched our free TV Apps service, which are applications that appear on the TV, including Flickr®, weather forecasts and other user generated programs for customers who connect their DIRECTV Plus HD DVR to their broadband router. We added interactive applications for the 2010 Winter Olympics, such as medal count pages and special U.S.A. team coverage.

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  Technology Leadership.  We believe that technological leadership has been and will continue to be important to our ability to introduce services that are easy to use and subscriber-friendly, while also reducing costs. We believe that advancements in technology will drive subscriber demand for enhanced DVRs, HD equipment, VOD, a whole-house entertainment solution, and mobile and portable devices.

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  Introduce Multi-Room, Whole-House, Mobile and Portable Services.  We believe that it is important for our subscribers to have multiple ways to access DIRECTV® programming throughout the home and on devices outside of the home. Accordingly, in 2010 we will be introducing a multi-room viewing service. This service will enable customers with the proper equipment to share content and recorded shows around the house. In the second half of 2010, we expect to introduce a home media center that will provide HD, DVR and standard-definition video functionality throughout the home and allow customers to access stored content, including video, photos and music, seamlessly from any connected television in a home. We also intend to make DIRECTV programming more ubiquitous by offering it on portable and mobile devices, including cell phones. For example, in 2009, subscribers to our NFL SUNDAY TICKETTM SuperFan® package were able to stream live NFL games to their mobile phones. In addition, we believe that our ongoing marketing relationships with the major wireless telephony providers such as AT&T, Inc. ("AT&T") and Verizon Communications, Inc. ("Verizon") provide us a unique opportunity to develop compelling applications for our customers.

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  Enhance/Improve User Interface/Guide.  We are constantly striving to improve our guide and user interface because it is important that our subscribers are able to access the many offerings we provide in as easy and intuitive a manner as possible. For example, in January 2010 we introduced Smart Search which helps customers find what they are looking for on television faster and easier as well as providing significantly more information about the television programs and actors they are interested in watching.

    DIRECTV has led the industry in the application of remote DVR scheduling technology as over two million of our customers have scheduled over 12 million recordings remotely to DIRECTV DVRs through 2009. We also introduced ScoreGuideTM in 2009 which, at the press of a button, enables customers to easily track scores and start times of major sporting events, see a list of channels carrying each event and tune directly to those channels. In 2010, we expect to further expand ScoreGuide, to include Olympic and soccer coverage. Another example of our improved user interface is GameSearchTM which automatically recognizes when a customer has tuned to a channel with a blacked-out sports game and immediately looks to see if the game is on another channel. It then provides the customer a message telling them where to find the game or if it is unavailable.

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  Enhance Sales and Marketing; Focus on High Quality Subscribers; Improve Customer Service, Distribution and Installation.  We expect to continue to grow our subscriber base and maintain relatively low churn levels by focusing on acquiring higher quality subscribers as well as improving our customer service, distribution and installation.

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  Enhance Sales and Marketing.  We expect to continue growing our subscriber base through marketing programs that capitalize on the strength of our brand and extensive programming. In addition, we expect that our expanded national and local HD programming, as well as many of our new services including multi-room viewing, DIRECTV Cinema and the home media center will increase sales from customers purchasing these services. We also intend to continue focusing on local advertising and marketing to ensure that our competitive strengths are effectively targeted based on competitive factors, demographics and geography.

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  Maintain Low Levels of Churn by Attracting High Quality Subscribers.  We believe that in order to maintain churn at relatively low levels, we must continue to improve the overall quality of our subscriber base by regularly refining our credit and identification policies to properly reflect the changing competitive and economic landscape. However, we believe it is also important to balance churn levels by adjusting our upgrade and retention policies and costs to help assure appropriate financial returns.

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  Improve Customer Service, Distribution and Installation.  We strive to attain the gold standard in customer service throughout a customer's lifecycle. We expect to improve customer service, distribution and installation services while also improving operational efficiencies. For example, in 2008 and 2009 we entered into several transactions which resulted in a substantial portion of our previously outsourced service and installation network technicians becoming DIRECTV U.S. employees. By having these technicians as employees of DIRECTV U.S., we have reduced turnover and improved the overall customer experience, and performance of the remaining outsourced technicians has also generally improved. We have also improved the quality and usage of our web-based customer service capabilities, improved the tools that our customer service representatives have at their disposal, and simplified our customer bills. In addition, we have implemented a new work order management system that has improved the scheduling and tracking of our installation and service calls including the use of wireless handheld devices so that our service technicians can improve the efficiency of their daily work orders. In 2009, we have seen substantial improvements in many of our customer service and installation metrics and we expect to make further improvements in 2010.

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  Improve and Expand Relationships with Telcos.  In February 2009, AT&T began marketing a bundle of broadband Internet, telephone services and DIRECTV video service to new and existing customers. AT&T's territories include 22 states and cover approximately 44 million households. With this relationship, we now have agreements with the three major telecommunications companies—AT&T, Verizon and Qwest Communications International Inc.—covering approximately 90 million homes in the United States. We are also working with the telcos to develop new services including more integrated bundles and wireless applications.

DIRECTV and affiliates

        We determine our income taxes based upon our tax sharing agreement with our Parent, which generally provides that the current income tax liability or receivable be computed as if we were a separate taxpayer. Payments made to our Parent under this tax sharing agreement were $502 million in 2009, $721 million in 2008 and $709 million in 2007. We also receive an allocation of employee benefit expenses from DIRECTV. We believe that our consolidated financial statements reflect our cost of doing business in accordance with SEC Staff Accounting Bulletin No. 55, "Allocation of Expenses and Related Disclosures in Financial Statements of Subsidiaries, Divisions or Lesser Business Components of Another Entity."

        We paid dividends to our Parent in the amounts of $2,500 million in 2009, $3,400 million in 2008 and $1,050 million in 2007 from available cash and cash equivalents. In addition, we paid $3,500 million in dividends to our Parent during the first quarter of 2010.

        Beginning November 19, 2009, transactions with the regional sports networks which were acquired by DIRECTV on that date are also included as transactions with DIRECTV and affiliates.

        Transactions with Liberty Media, Liberty Global, Discovery Communications and affiliates of each may be deemed to be related-party transactions. For further detail regarding related party transactions, please refer to Note 11, "Related Party Transactions" to the consolidated financial statements in our Form 10-K incorporated by reference herein.

Recent developments

        Repayment in full of Liberty Transaction collar loan.    As part of the Liberty Transaction, DIRECTV assumed a credit facility with a principal balance of $1,878 million, which we refer to as the "Collar Loan," and a series of related equity collars which were in a liability position with an estimated acquisition date fair value of $369 million. In connection with the assumption of the Collar Loan, DIRECTV agreed with the lending bank to promptly repay the Collar Loan and settle the equity collars, which is based on DIRECTV Class A common shares. During the first quarter of 2010, DIRECTV repaid the remaining principal balance of the Collar Loan and settled the related equity collars.

        Share Repurchase Program.    As previously announced, since 2006 our parent's Board of Directors has approved multiple authorizations for the repurchase of over $13 billion of its Class A common stock, including $3.5 billion of authorized repurchases announced on February 18, 2010. The authorizations allow DIRECTV to repurchase its Class A common stock from time to time through open market purchases and negotiated transactions or otherwise. The timing, nature and amount of such transactions will depend on a variety of factors, including market conditions and the program may be suspended, discontinued or accelerated at any time. These repurchases have been and will continue to be funded primarily by cash distributions from us to our Parent.

        Share Exchange Agreement.    In April 2010, DIRECTV agreed with John Malone to recapitalize the DIRECTV stock ownership held by Dr. Malone, his wife and two trusts for the benefit of his children. Under the terms of the agreement, the Malones will exchange 21,809,863 shares of Class B common stock of DIRECTV, which is all of the outstanding Class B shares, for 26,547,627 shares of Class A common stock, resulting in the reduction of the Malones' voting interest in DIRECTV from approximately 24.3% to approximately 3%. As part of the transaction, Dr. Malone will also resign from the Board of Directors of DIRECTV. The transaction, when completed, is expected to satisfy a condition imposed by the Federal Communications Commission (the "FCC") that dates back to the acquisition by Liberty Media Corporation of its interest in DIRECTV in February 2008 from News Corp. At that time, concerns over the potential overlap of DIRECTV's satellite business in Puerto Rico, DIRECTV Puerto Rico, and a cable business operated by Liberty Global, Inc., Liberty Cablevision Puerto Rico, resulted in an FCC order which required in connection with the approval of Liberty Media's acquisition that the attributable interests connecting DIRECTV Puerto Rico and Liberty Cablevision Puerto Rico be severed within one year. It is also expected that Greg Maffei, who is President and Chief Executive Officer of Liberty Media Corporation, and Paul Gould, who is a member of the Board of Directors of Liberty Global, will also resign from the board of directors of DIRECTV at the closing of the transaction.

        DIRECTV believes that the consummation of this transaction will sever all attributable interests in satisfaction of the requirements of the FCC order. In the transaction, all of the Malones' Class B stock will be canceled resulting in a single class of common stock, Class A, outstanding with one vote per share. Closing of the transaction is subject to FCC approval and other standard terms and conditions and the parties anticipate that the transaction will be completed within the next several months.

Our executive offices

        Our principal executive offices are located at 2230 East Imperial Highway, El Segundo, California 90245, and our telephone number at that address is (310) 964-5000. Our web site is located at www.directv.com. The information on our web site is not part of this prospectus.

Summary of the Terms of the Exchange Offer

        On March 11, 2010, we issued $1.2 billion in aggregate principal amount of our 3.550% Senior Notes due 2015, $1.3 billion in aggregate principal amount of our 5.200% Senior Notes due 2020 and $0.5 billion in aggregate principal amount of our 6.350% Senior Notes due 2040 in a private placement. We entered into a registration rights agreement with the initial purchasers of the original notes in which we agreed to deliver to you this prospectus. You are entitled to exchange your original notes in the exchange offer for registered notes with identical terms, except that the registered notes will have been registered under the Securities Act and will not bear legends restricting their transfer. Unless you are a broker-dealer or unable to participate in the exchange offer, we believe that the registered notes to be issued in the exchange offer may be resold by you without compliance with the registration and prospectus delivery requirements of the Securities Act. You should read the discussions under the headings "The Exchange Offer" and "Description of the Registered Notes" for further information regarding the registered notes.

Registration Rights Agreement	•	You are entitled under the registration rights agreement governing your original notes to exchange your original notes for registered notes with substantially identical terms. The exchange offer is intended to satisfy these rights. After the exchange offer is completed, except as set forth in the next paragraph, you will no longer be entitled to any exchange or registration rights with respect to your original notes.
•

If you do not receive freely tradable registered notes in the exchange offer or you are ineligible to participate in the exchange offer and indicate that you wish to have your original notes registered under the Securities Act, the registration rights agreement governing your original notes requires us to file a registration statement for a continuous offering in accordance with Rule 415 under the Securities Act for your benefit. See "The Exchange Offer—Procedures for Tendering."

The Exchange Offer	•

We are offering to exchange $1,000 principal amount of our 3.550% Senior Notes due 2015, which have been registered under the Securities Act, for each $1,000 principal amount of our 3.550% Senior Notes due 2015 that were issued on March 11, 2010, and have not been so registered. We are offering to exchange $1,000 principal amount of our 5.200% Senior Notes due 2020, which have been registered under the Securities Act, for each $1,000 principal amount of our 5.200% Senior Notes due 2020 that were issued on March 11, 2010, and have not been so registered. We are offering to exchange $1,000 principal amount of our 6.350% Senior Notes due 2040, which have been registered under the Securities Act, for each $1,000 principal amount of our 6.350% Senior Notes due 2040 that were issued on March 11, 2010, and have not been so registered.

	•	In order to be exchanged, original notes must be properly tendered and accepted. All original notes that are validly tendered and not validly withdrawn will be exchanged.

•

As of this date, there are $1.2 billion aggregate principal amount of our unregistered 3.550% Senior Notes due 2015 outstanding, $1.3 billion aggregate principal amount of our unregistered 5.200% Senior Notes due 2020 outstanding, and $0.5 billion aggregate principal amount of our unregistered 6.350% Senior Notes due 2040 outstanding.

	•	We will issue the registered notes promptly after the expiration of the exchange offer.
Resales of the Registered Notes	•

We believe that the registered notes to be issued in the exchange offer may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act if, but only if, you meet the following conditions:

		(1)	the registered notes to be issued to you in the exchange offer are acquired in the ordinary course of your business;
(2)

at the time of the commencement of the exchange offer you have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the registered notes to be issued to you in the exchange offer in violation of the Securities Act;

		(3)	you are not an affiliate (as defined in Rule 405 promulgated under the Securities Act) of us;
		(4)	if you are a broker-dealer, you are not engaging in, and do not intend to engage in, a distribution of the registered notes to be issued to you in the exchange offer;
(5)

if you are a participating broker-dealer that will receive registered notes for its own account in exchange for the original notes that were acquired as a result of market-making or other trading activities, that you will deliver a prospectus in connection with any resale of the registered notes; and

		(6)	you are not acting on behalf of any persons or entities who could not truthfully make the foregoing representations.
•

Our belief is based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties unrelated to us. The staff has not considered this exchange offer in the context of a no-action letter, and we cannot assure you that the staff would make a similar determination with respect to this exchange offer.

•

If you do not meet the above conditions, you may not participate in the exchange offer or sell, transfer or otherwise dispose of any original notes unless (i) they have been registered for resale by you under the Securities Act and you deliver a "resale" prospectus meeting the requirements of the Securities Act or (ii) you sell, transfer or otherwise dispose of the registered notes in accordance with an applicable exemption from the registration requirements of the Securities Act.

•

Each broker-dealer that is issued registered notes in the exchange offer for its own account in exchange for original notes that were acquired by that broker-dealer as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any of its resales of those registered notes. A broker-dealer may use this prospectus to offer to resell, resell or otherwise transfer those registered notes.

Expiration Date	•

The exchange offer will expire at 5:00 p.m., New York City time, on                                    , 2010, unless we decide to extend the exchange offer. We do not intend to extend the exchange offer, although we reserve the right to do so. If we determine to extend the exchange offer, we do not intend to extend it beyond                                    , 2010. We refer to this date, as it may be extended, as the expiration date.

Conditions to the Exchange Offer	•	The only conditions to completing the exchange offer are that:
		(1)	the exchange offer does not violate applicable law or any applicable interpretation of the staff of the SEC;
		(2)	no injunction, order or decree shall have been issued that would prohibit, prevent or otherwise materially impair our ability to proceed with the exchange offer;
		(3)	no action or proceeding shall have been instituted or threatened in any court or by any governmental agency which might materially impair our ability to proceed with the exchange offer;
		(4)	all governmental approvals shall have been obtained, which approvals we deem necessary for the consummation of the exchange offer;
(5)

there shall not have been any material change, or development involving a prospective material change, in our business or financial affairs which, in our reasonable judgment, would materially impair our ability to consummate the exchange offer; and

(6)

that there shall not have been proposed, adopted or enacted any law, statute, rule or regulation which, in our reasonable judgment, would materially impair our ability to consummate the exchange offer or have a material adverse effect on us if the exchange offer was consummated.

See "The Exchange Offer—Conditions."
Procedures for Tendering Original Notes Held in the Form of Book-Entry Interests	•

The original notes were issued as global securities in fully registered form without interest coupons. Beneficial interests in the original notes which are held by direct or indirect participants in The Depository Trust Company, or DTC, through certificateless depositary interests are shown on, and transfers of the original notes can be made only through, records maintained in book-entry form by DTC with respect to its participants.

•

If you are a holder of an original note held in the form of a book-entry interest and you wish to tender your original note for exchange pursuant to the exchange offer, you must transmit to                                    , as exchange agent, on or prior to the expiration date of the exchange offer either:

		•	a written or facsimile copy of a properly completed and executed letter of transmittal and all other required documents to the address set forth on the cover page of the letter of transmittal; or
•

a computer-generated message transmitted by means of DTC's Automated Tender Offer Program system and forming a part of a confirmation of book-entry transfer in which you acknowledge and agree to be bound by the terms of the letter of transmittal.

	•	The exchange agent must also receive on or prior to the expiration of the exchange offer either:
•

a timely confirmation of book-entry transfer of your original notes into the exchange agent's account at DTC, in accordance with the procedure for book-entry transfers described in this prospectus under the heading "The Exchange Offer—Book-Entry Transfer;" or

		•	the documents necessary for compliance with the guaranteed delivery procedures described below.
•

A form of letter of transmittal accompanies this prospectus. By executing the letter of transmittal or delivering a computer-generated message through DTC's Automated Tender Offer Program system, you will represent to us that, among other things:

		•	the registered notes to be issued to you in the exchange offer are acquired in the ordinary course of your business;

•

at the time of the commencement of the exchange offer you have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the registered notes to be issued to you in the exchange offer in violation of the Securities Act;

		•	you are not an affiliate (as defined in Rule 405 promulgated under the Securities Act) of us;
		•	if you are a broker-dealer, you are not engaging in, and do not intend to engage in, a distribution of the registered notes to be issued to you in the exchange offer;
•

if you are a participating broker-dealer that will receive registered notes for its own account in exchange for the original notes that were acquired as a result of market-making or other trading activities, that you will deliver a prospectus in connection with any resale of the registered notes; and

		•	you are not acting on behalf of any persons or entities who could not truthfully make the foregoing representations.
Procedures for Tendering Certificated Original Notes	•

If you are a holder of book-entry interests in the original notes, you are entitled to receive, in limited circumstances, in exchange for your book-entry interests, certificated notes in equal principal amount to your book-entry interests. See "Description of the Registered Notes—Form of registered notes." No certificated notes are issued and outstanding as of the date of this prospectus, other than a single note issued to and held by DTC. If you acquire certificated original notes prior to the expiration of the exchange offer, you must tender your certificated original notes in accordance with the procedures described in this prospectus under the heading "The Exchange Offer—Procedures for Tendering—Certificated original notes."

Special Procedures for Beneficial Owner	•

If you are a holder of book-entry interests in the original notes, you are entitled to receive, in limited circumstances, in exchange for your book-entry interests, certificated notes in equal principal amount to your book-entry interests. See "Description of the Registered Notes—Form of registered notes." No certificated notes are issued and outstanding as of the date of this prospectus, other than a single note issued to and held by DTC. If you acquire certificated original notes prior to the expiration of the exchange offer, you must tender your certificated original notes in accordance with the procedures described in this prospectus under the heading "The Exchange Offer—Procedures for Tendering—Certificated original notes."

Guaranteed Delivery Procedures	•	If you wish to tender your original notes and:
(1) they are not immediately available;
(2) time will not permit your original notes or other required documents to reach the exchange agent before the expiration of the exchange offer; or
(3) you cannot complete the procedure for book-entry transfer on a timely basis, you may tender your original notes in accordance with the guaranteed delivery procedures set forth in "The Exchange Offer—Procedures for Tendering—Guaranteed Delivery Procedures."
Acceptance of Original Notes and Delivery of Registered Notes	•

Except under the circumstances described above under "Conditions to the Exchange Offer," we will accept for exchange any and all original notes which are properly tendered in the exchange offer prior to 5:00 p.m., New York City time, on the expiration date. The registered notes to be issued to you in the exchange offer will be delivered promptly following the expiration date. See "The Exchange Offer—Terms of the Exchange Offer."

Withdrawal	•

You may withdraw the tender of your original notes at any time prior to 5:00 p.m., New York City time, on the expiration date. We will return to you any original notes not accepted for exchange for any reason without expense to you as promptly as we can after the expiration or termination of the exchange offer.

Exchange Agent	•	is serving as the exchange agent in connection with the exchange offer.
Consequences of Failure to Exchange	•

If you do not participate in the exchange offer, upon completion of the exchange offer, the liquidity of the market for your original notes could be adversely affected. See "The Exchange Offer—Consequences of Failure to Exchange."

Federal Income Tax Consequences	•	The exchange of original notes for registered notes should not be a taxable event for federal income tax purposes. See "Certain U.S. Federal Income Tax Consequences."

Summary of the Terms of the Registered Notes

        The following summary contains basic information about the registered notes and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the notes, please refer to the section of this prospectus entitled "Description of the Registered Notes." As used in this summary of the offering, the terms "we," "us" and "our" refer only to DIRECTV Holdings LLC and not to any of its subsidiaries and the term "co-issuer" refers to DIRECTV Financing Co., Inc.

Issuers	DIRECTV Holdings LLC and DIRECTV Financing Co., Inc.
Securities offered	$1,200,000,000 in aggregate principal amount of 3.550% Senior Notes due 2015 (the "3.550% 2015 Notes").
$1,300,000,000 in aggregate principal amount of 5.200% Senior Notes due 2020 (the "5.200% 2020 Notes").
$500,000,000 in aggregate principal amount of 6.350% Senior Notes due 2040 (the "6.350% 2040 Notes").
Maturity date	3.550% 2015 Notes: March 15, 2015.
5.200% 2020 Notes: March 15, 2020.
6.350% 2040 Notes: March 15, 2040.
Interest payment dates

March 15 and September 15 of each year, beginning on September 15, 2010. Interest will accrue (A) from the latter of (x) the last interest payment date on which interest was paid on the original notes surrendered for exchange and (y) if the original notes are surrendered for exchange on a date in a period which includes the record date for an interest payment date to occur on or after the date of such exchange and as to which interest will be paid, the date of such interest payment date or (B) if no interest has been paid on the original notes, from March 11, 2010.

Guarantees

The notes will be guaranteed by each of our material existing and certain of our future domestic subsidiaries (other than the co-issuer) on a senior unsecured basis. The notes will cease to be guaranteed by any subsidiary that guarantees the notes if such subsidiary is released from guaranteeing our senior secured credit facility and our Existing Notes (as defined below). The notes will not be guaranteed by DIRECTV Group or DIRECTV.

Ranking	The notes will be our and the co-issuer's unsecured senior obligations and will:
•

rank equally with all of our and the co-issuer's existing and future senior indebtedness, including our and the co-issuer's existing 6 3/8% Senior Notes due 2015 (the "2015 Notes"), 7 5/8% Senior Notes due 2016 (the "2016 Notes"), 4 3/4% Senior Notes due 2014 (the "2014 Notes"), and 5 7/8% Senior Notes due 2019 (the "2019 Notes," and together with the 2013 Notes, the 2015 Notes, the 2014 Notes and the 2019 Notes, the "Existing Notes");

	•	rank senior to all of our and the co-issuer's future subordinated indebtedness, if any;
•

be effectively subordinated to all of our and the co-issuer's existing and future secured obligations to the extent of the value of the assets securing such obligations, including indebtedness under our existing senior secured credit facility; and

	•	be effectively subordinated to all indebtedness of our non-guarantor subsidiaries.
Similarly, the guarantees by our subsidiaries will:
	•	rank equally with all of the existing and future senior indebtedness of such subsidiaries, including the guarantees under our Existing Notes;
	•	rank senior to all future subordinated indebtedness of such subsidiaries, if any; and
•

be effectively subordinated to all existing and future secured obligations of such subsidiaries to the extent of the value of the assets securing such obligations, including the guarantees under our existing senior secured credit facility.

As of December 31, 2009, after giving effect to the original note offering and the use of a portion of the proceeds therefrom to repay all outstanding borrowings under the Term Loan C portion of our senior secured credit facility, the notes and the subsidiary guarantees would have been effectively subordinated to $1,338 million of senior secured indebtedness, excluding $500 million of additional borrowing capacity available under the revolving portion of our existing senior secured credit facility. Substantially all of our assets, liabilities and revenues are attributable to the co-issuers and the guarantors.

Optional redemption

We may redeem some or all of the notes at our option at a redemption price equal to the greater of the principal amount of the notes and the "make whole" price described under "Description of the Registered Notes—Optional redemption."

Change of control

If we experience specific kinds of changes of control accompanied by a Ratings Decline (as defined under "Description of the Registered Notes—Certain definitions"), we will be required to make an offer to purchase the notes at a purchase price of 101% of the principal amount thereof, plus accrued but unpaid interest to the purchase date. See "Description of the Registered Notes—Change of control and rating decline."

Certain covenants	The indenture governing the notes will restrict our ability and the ability of our subsidiaries to, among other things:
• create certain liens;
• engage in certain sale leaseback transactions; and
• merge, consolidate or sell substantially all of our assets.
These covenants are subject to important exceptions and qualifications described under the heading "Description of the Registered Notes."
Form of registered notes

The registered notes to be issued in the exchange offer will be represented by one or more global securities deposited with The Bank of New York Mellon Trust Company, N.A. for the benefit of DTC. You will not receive registered notes in certificated form unless one of the events set forth under the heading "Description of the Registered Notes—Form of registered notes" occurs. Instead, beneficial interests in the registered notes to be issued in the exchange offer will be shown on, and transfer of these interests will be effected only through, records maintained in book-entry form by DTC with respect to its participants.

Use of Proceeds	We will not receive any cash proceeds upon completion of the exchange offer.
Risk Factors	See "Risk Factors" for a discussion of certain factors that you should carefully consider before investing in the notes and participation in the exchange offer.

Summary Historical Consolidated Financial Data

        We derived the following summary historical consolidated financial data for the five years ended December 31, 2009 from our audited consolidated financial statements. You should read this data in conjunction with, and it is qualified by reference to, the sections entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the notes thereto and the other financial information in our Form 10-K, which is incorporated by reference herein.

	Years ended December 31,
(Dollars in millions)	2005	2006(1)	2007	2008	2009
Consolidated statements of operations data:
Revenues	$12,216	$13,744	$15,527	$17,310	$18,671
Total operating costs and expenses	11,414	11,396	13,125	14,980	16,261
Operating profit	802	2,348	2,402	2,330	2,410
Net income	325	1,356	1,359	1,250	1,255

	As of December 31,
	2005	2006	2007	2008	2009
Consolidated balance sheet data:
Cash and cash equivalents	$1,165	$1,356	$802	$1,149	$1,716
Total current assets	2,727	2,909	2,547	2,946	3,560
Total assets	10,525	11,687	12,297	12,546	12,408
Long-term debt, including current portion	3,413	3,405	3,395	5,833	6,808
Total owner's equity	3,296	4,388	4,740	2,647	1,451

	Years ended December 31,
(Dollars in millions)	2005	2006(1)	2007	2008	2009
Other data:
Net cash flows provided by operating activities	$1,283	$2,342	$2,909	$3,277	$3,691
Net cash flows used in investing activities	(750)	(1,779)	(2,335)	(1,857)	(1,496)
Net cash flows provided by (used in) financing activities	597	(372)	(1,128)	(1,073)	(1,628)
Depreciation and amortization expense	698	873	1,448	2,061	2,275
Capital expenditures	747	1,798	2,326	1,765	1,485
Total subscriber acquisition costs(2)	2,676	2,443	2,663	2,790	3,042
OPBDA(3)	1,500	3,221	3,850	4,391	4,685

	Years Ended December 31,
	2005	2006	2007	2008	2009
Subscriber data:
Total number of subscribers at the end of period (000's)(4)	15,133	15,953	16,831	17,621	18,560
Average monthly revenue per subscriber (ARPU)(5)	$69.61	$73.74	$79.05	$83.90	$85.48
Average monthly subscriber churn %(6)	1.70%	1.60%	1.51%	1.47%	1.53%
Average subscriber acquisition costs per subscriber (SAC)(7)	$642	$641	$692	$715	$712
Gross subscriber additions (000's)	4,170	3,809	3,847	3,904	4,273
Net subscriber additions (000's)	1,193	820	878	861	939
Ratio of earnings to fixed charges(8)	2.84	8.40	8.74	6.81	6.26

(1)
On March 1, 2006, we introduced a new set-top receiver lease program. Prior to March 1, 2006, most set-top receivers provided to new and existing subscribers were immediately expensed upon activation as a subscriber acquisition or upgrade and retention costs in the Consolidated Statements of Operations in our Financial Statements. Subsequent to the introduction of the lease program, we lease most set-top receivers provided to new and existing subscribers, and therefore capitalize the receivers in "Property and Equipment, net" in the Consolidated Balance Sheets in our Financial Statements. We report the amount of set-top receivers we capitalize during the period in our Consolidated Statements of Cash Flows under the captions "Cash paid for subscriber leased equipment—subscriber acquisitions" and "Cash paid for subscriber leased equipment—upgrade and retention" in our Financial Statements.

  The following table sets forth the amount of set-top receivers we capitalized, and depreciation expense we recorded, under the lease program for the periods presented:

	Years ended December 31,
(Dollars in millions)	2006	2007	2008	2009
Subscriber leased equipment—subscriber acquisitions	$599	$762	$599	$564
Subscriber leased equipment—upgrade and retention	473	774	537	419

Total subscriber leased equipment capitalized	$1,072	$1,536	1,136	$983

Depreciation expense—subscriber leased equipment	$147	$645	$1,100	$1,333
(2)
We calculate total subscriber acquisition costs by adding together "Subscriber acquisition costs" as presented in the Consolidated Statements of Operations and "Cash paid for subscriber leased equipment—subscriber acquisitions" as presented in the Consolidated Statement of Cash Flows in our Financial Statements.

(3)
We calculate Operating Profit Before Depreciation and Amortization (OPBDA), which is a financial measure that is not determined in accordance with accounting principles generally accepted in the United States of America, or GAAP, by adding amounts under the caption "Depreciation and amortization expense" to "Operating Profit," as presented in the Consolidated Statements of Operations in our Financial Statements. This measure should be used in conjunction with GAAP financial measures and is not presented as an alternative measure of operating results, as determined in accordance with GAAP. Our management and DIRECTV Group use OPBDA to evaluate our operating performance and to allocate resources and capital. This metric is also used as a measure of performance for incentive compensation purposes and to measure income generated from operations that could be used to fund capital expenditures, service debt or pay taxes. Depreciation and amortization expense primarily represents an allocation to current expense of the cost of historical capital expenditures and for intangible assets. To compensate for the exclusion of depreciation and amortization expense from operating profit, our management and DIRECTV Group separately measure and budget for capital expenditures and business acquisitions. We believe this measure is useful to investors, along with GAAP measures (such as revenues, operating profit and net income), to compare our operating performance to other communications, entertainment and media service providers. We believe that investors use current and projected OPBDA and similar measures to estimate our current or prospective enterprise value and make investment decisions. This metric provides investors with a means to compare operating results exclusive of depreciation and amortization expense. We believe this is useful given the significant variation in depreciation and amortization expense that can result from the timing of capital expenditures, the capitalization of intangible assets, potential variations in expected useful lives when compared to other companies and periodic changes to estimated useful lives.

  A reconciliation of operating profit to OPBDA follows:

	Years ended December 31,
(Dollars in millions)	2005	2006	2007	2008	2009
Operating profit	$802	$2,348	$2,402	$2,330	$2,410
Add: Depreciation and amortization expense	698	873	1,448	2,061	2,275

Operating profit before depreciation and amortization	$1,500	$3,221	$3,850	$4,391	$4,685

(4)
The total number of subscribers represents the total number of subscribers actively subscribing to our service, including seasonal subscribers, and subscribers who are in the process of relocating and commercial equivalent viewing units. In March 2008, we implemented a change in our commercial pricing and packaging to increase our competitiveness. As a result, during the first quarter of 2008, we made a one-time downward adjustment to the subscriber count of approximately 71,000 subscribers related to commercial equivalent viewing units. This adjustment did not affect our revenue, operating profit, cash flows, net subscriber additions or average monthly subscriber churn.

(5)
We calculate ARPU by dividing average monthly revenues for the period (total revenues during the period divided by the number of months in the period) by the average number of our subscribers for the period. We calculate average subscribers for the period by adding the number of subscribers as of the beginning of the period and for each quarter end in the current year or period and dividing by the sum of the number of quarters in the period plus one.

(6)
Average monthly subscriber churn represents the number of subscribers whose service is disconnected, expressed as a percentage of the average total number of subscribers. We calculate average monthly subscriber churn by dividing the average monthly number of disconnected subscribers for the period (total subscribers disconnected, net of reconnects, during the period divided by the number of months in the period) by average subscribers for the period.

(7)
We calculate SAC, which represents total subscriber acquisition costs stated on a per subscriber basis, by dividing total subscriber acquisition costs for a period by the number of gross new subscribers acquired during the period. We calculate total subscriber acquisition costs for the period by adding together "Subscriber acquisition costs" expensed during the period and "Cash paid for subscriber leased equipment-subscriber acquisitions" during the period.

(8)
For the purposes of determining the ratio of earnings to fixed charges, earnings consist of the sum of the following: income (loss) from continuing operations before income taxes and cumulative effect of accounting change, fixed charges and amortization of capitalized interest, less interest capitalized. Fixed charges consist of the sum of interest expensed and capitalized, amortization of premiums, discounts and capitalized expenses related to indebtedness and an estimate of interest within rental expense (estimated as one-third of rental expense).

Risk factors

        An investment in the notes is subject to a number of risks. You should carefully consider the following factors, as well as the more detailed descriptions elsewhere in this prospectus, before making an investment in the notes. The risks described below are not the only ones facing our company. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations.

        If any of the following events occur, our business, financial condition or results of operations could be materially and adversely affected, the value of the notes could decline and you could lose some or all of your investment.

Risks related to our business

        Our business, financial condition or results of operations could be materially and adversely affected by the following:

We compete with other MVPDs, some of whom have greater resources than we do and levels of competition are increasing.

        We compete in the MVPD industry against cable television, telcos and wireless companies and other land-based and satellite-based system operators with service offerings including video, audio and interactive programming, data and other entertainment services and telephony service. Some of these competitors have greater financial, marketing and other resources than we do.

        Some cable television operators have large, established customer bases and many cable operators have significant investments in, and access to, programming. According to the National Cable & Telecommunications Association's 2008 Industry Overview, 96% of the 128.6 million U.S. housing units are passed by cable. Of the 128.6 million U.S. housing units, approximately 97.6 million subscribe to an MVPD service and approximately 62% of MVPD subscribers receive their programming from a cable operator. Cable television operators have advantages relative to us, including or as a result of:

  •
  being the incumbent MVPD operator with an established subscriber base in the territories in which we compete;

  •
  bundling their video service with efficient two-way high-speed Internet access or telephone service on upgraded cable systems;

  •
  having the ability to provide certain local and other programming, including HD programming, in geographic areas where we do not currently provide local or local HD programming; and

  •
  having legacy arrangements for exclusivity in certain multiple dwelling units and planned communities.

        In addition, cable television operators have grown their subscriber bases through mergers and acquisitions, and a recent federal appeals court decision invalidating the cap on the number of subscribers a single cable operator may allow them additional avenues for growth. Moreover, mergers, joint ventures and alliances among franchise, wireless or private cable television operators, telcos, broadband service providers and others may result in providers capable of offering bundled television, data and telecommunications services in competition with our services.

        We do not currently offer local channel coverage to markets covering approximately five percent of U.S. television households, which places us at a competitive disadvantage in those markets. We also have been unable to secure certain international programming, due to exclusive arrangements of programming providers with certain competitors, which has constrained our ability to compete for subscribers who wish to obtain such programming. And as discussed below, certain cable-affiliated programmers have withheld their programming from us in certain markets, which has further constrained our ability to compete for subscribers in those markets.

        In the United States, various telcos and broadband service providers have deployed fiber optic lines directly to customers' homes or neighborhoods to deliver video services, which compete with the DIRECTV service. It is uncertain whether we will be able to increase our satellite capacity, offer a significant level of new services in existing markets in which we compete or expand to additional markets as may be necessary to compete effectively. Some of these various telcos and broadband service providers also sell the DIRECTV service as part of a bundle with their voice and data services. A new broadly-deployed network with the capability of providing video, voice and data services could present a significant competitive challenge and, in the case of the telcos currently selling the DIRECTV service, could result in such companies focusing less effort and resources selling the DIRECTV service or declining to sell it at all. We may be unable to develop other distribution methods to make up for lost sales through the telcos.

        As a result of these and other factors, we may not be able to continue to expand our subscriber base or compete effectively against cable television or other MVPD operators in the future.

Emerging digital media competition could materially adversely affect us.

        Our business is focused on television, and we face emerging competition from other providers of digital media, some of which have greater financial, marketing and other resources than we do. In particular, programming offered over the Internet has become more prevalent as broadband networks have improved their speed and quality of service. Significant changes in consumer behavior with regard to the means by which they obtain video entertainment and information in response to this emerging digital media competition could materially adversely affect our revenues and earnings or otherwise disrupt our business.

We depend on others to produce programming and programming costs are increasing.

        We depend on third parties to provide us with almost all of our programming services, including third parties who are our affiliates and third parties controlled by competitors. As discussed below, a limited number of cable-affiliated programmers have in the past denied us access to their programming. Our ability to compete successfully will depend on our ability to continue to obtain desirable programming and deliver it to our subscribers at competitive prices. Our programming agreements generally have remaining terms ranging from less than one to up to ten years and contain various renewal and cancellation provisions. We may not be able to renew these agreements on favorable terms, or at all, or these agreements may be canceled prior to expiration of their original terms. If we are unable to renew any of these agreements or the other parties cancel the agreements, we may not be able to obtain substitute programming, or if we are able to obtain such substitute programming, it may not be comparable in quality or cost to our existing programming.

        In addition, many of our programming agreements are long term agreements and contain fixed annual price increases. When offering new programming, or upon expiration of existing contracts, programming suppliers have historically increased the rates they charge us for programming, increasing our costs. We expect this practice to continue. Increases in programming costs could cause us to increase the rates that we charge our subscribers, which could in turn, especially in a difficult economic environment, cause subscribers to terminate their subscriptions or potential new subscribers to refrain from subscribing to our service. Furthermore, due to the economy and other factors, we may be unable to pass programming cost increases on to our subscribers, which could have a material adverse effect on our earnings or cash flow.

Increased subscriber churn or subscriber upgrade and retention costs could materially adversely affect our financial performance.

        Turnover of subscribers in the form of subscriber service cancellations, or churn, has a significant financial impact on the results of operations of any subscription television provider, including us, as does the cost of upgrading and retaining subscribers. Any increase in our upgrade and retention costs for our existing subscribers may adversely affect our financial performance or cause us to increase our subscription rates, which could increase churn. Churn may also increase due to factors beyond our control, including churn by subscribers who are unable to pay their monthly subscription fees, a slowing economy, significant signal theft, consumer fraud, a maturing subscriber base and competitive offers. Any of the risks described in this prospectus or in documents incorporated by reference into this prospectus that could potentially have a material adverse impact on our cost or service quality or that could result in higher prices for our subscribers could also, in turn, cause an increase in churn and consequently have a material adverse effect on our earnings and financial performance.

Our subscriber acquisition costs could materially increase.

        We incur costs relating to subscribers acquired by us and subscribers acquired through third parties. These costs are known as subscriber acquisition costs. For instance, we provide installation incentives to our retailers to enable them to offer standard professional installation as part of the subscriber's purchase or lease of a DIRECTV System. In addition, we pay commissions to retailers for their efforts in offering a DIRECTV System at a lower cost to consumers. Our subscriber acquisition costs may materially increase to the extent we continue or expand current sales promotion activities or introduce other more aggressive promotions, or due to increased competition. Any material increase in subscriber acquisition costs from current levels would negatively impact our earnings and could materially adversely affect our financial performance.

Results are impacted by the effect of, and changes in, United States economic conditions and weakening economic conditions may reduce subscriber spending and our rate of growth of subscriber additions and may increase subscriber churn.

        Our business may be affected by factors in the United States that are beyond our control, such as downturns in economic activity, or in the MVPD industry. Factors such as interest rates and the health of the housing market may impact our business. A substantial portion of our revenues comes from residential customers whose spending patterns may be affected by prevailing economic conditions. Our market share in multiple dwelling units such as apartment buildings is lower than that of many of our competitors. If unemployment and foreclosures of single family residences increase, our earnings and financial performance could be negatively affected more than those of our competitors. In addition, if our customers seek alternative means to obtain video entertainment, they may choose to purchase fewer services from us. Due to the economic and competitive environment, we may need to spend more to acquire and retain customers who in turn spend less on our services. If our ARPU decreases, our margins could become compressed and the long term value of a customer would then decrease. The weak economy may affect our net subscriber additions and reduce subscriber spending and, if these economic conditions continue or deteriorate further, our subscriber growth could decline and our churn rate could increase which would have a material adverse effect on our earnings and financial performance.

Our ability to keep pace with technological developments is uncertain.

        In the video industry, changes occur rapidly as new technologies are developed, which could cause our services and products that deliver our services to become obsolete. We may not be able to keep pace with technological developments. If the new technologies on which we intend to focus our investments fail to achieve acceptance in the marketplace or our technology does not work and requires significant cost to replace or fix, we could suffer a material adverse effect on our future competitive position, which could cause a reduction in our revenues and earnings. For example, our competitors could be the first to obtain proprietary technologies that are perceived by the market as being superior. Further, after incurring substantial costs, one or more of the technologies under development by us or any of our strategic partners could become obsolete prior to its introduction.

        In addition, technological innovation depends, to a significant extent, on the work of technically skilled employees. Competition for the services of these employees has been vigorous. We cannot assure you that we will be able to continue to attract and retain these employees.

        To access technologies and provide products that are necessary for us to remain competitive, particularly in the area of broadband services, we may make future acquisitions and investments and may enter into strategic partnerships with other companies. Such investments may require a commitment of significant capital and human and other resources. The value of such acquisitions, investments and partnerships and the technology accessed may be highly speculative. Arrangements with third parties can lead to contractual and other disputes and dependence on the development and delivery of necessary technology on third parties that we may not be able to control or influence. These relationships may commit us to technologies that are rendered obsolete by other developments or preclude the pursuit of other technologies which may prove to be superior.

        New technologies could also create new competitors for us. Entities such as telcos are supporting digital video delivery over existing telephone lines and building out fiber optic lines to enhance their capabilities to deliver programming services. Satellite operators such as EchoStar Corporation have begun offering turn-key packages of digital programming on a wholesale basis for distribution by rural telcos. In addition, video services offered over the Internet have become more prevalent as broadband networks have improved their speed and quality of service. We may not be able to compete successfully with new entrants in the market for video services.

Our business relies on intellectual property, some of which is owned by third parties, and we may inadvertently infringe patents and proprietary rights of others.

        Many entities, including some of our competitors, have or may in the future obtain patents and other intellectual property rights that cover or affect products or services related to those that we currently offer or may offer in the future. In general, if a court determines that one or more of our services or the products used to transmit or receive our services infringes on intellectual property owned by others, we and the applicable manufacturers or vendors may be required to cease developing or marketing those services and products, to obtain licenses from the owners of the intellectual property or to redesign those services and products in such a way as to avoid infringing the intellectual property rights. If a third party holds intellectual property rights, it may not allow us or the applicable manufacturers to use its intellectual property at any price, which could materially adversely affect our competitive position.

        We may not be aware of all intellectual property rights that our services or the products used to transmit or receive our services may potentially infringe. In addition, patent applications in the United States are generally confidential until the Patent and Trademark Office issues a patent. Therefore, we cannot evaluate the extent to which our services or the products used to transmit or receive our services may infringe claims contained in pending patent applications. Further, without lengthy litigation, it is often not possible to determine definitively whether a claim of infringement is valid.

        We cannot estimate the extent to which we may be required in the future to obtain intellectual property licenses or the availability and cost of any such licenses. Those costs, and their impact on our earnings, could be material. Damages in patent infringement cases may also include treble damages in certain circumstances. To the extent that we are required to pay royalties to third parties to whom we are not currently making payments, these increased costs of doing business could materially adversely affect our operating results. We are currently being sued in patent infringement actions related to use of technologies in our DTH business. There can be no assurance that the courts will conclude that our services or the products used to transmit or receive our services do not infringe on the rights of third parties, that we or the manufacturers would be able to obtain licenses from these persons on commercially reasonable terms or, if we were unable to obtain such licenses, that we or the manufacturers would be able to redesign our services or the products used to transmit or receive our services to avoid infringement. The final disposition of these claims is not expected to have a material adverse effect on our consolidated financial position, but could possibly be material to our consolidated results of operations for any one period. Further, no assurance can be given that any adverse outcome would not be material to our consolidated financial position. See "Legal Proceedings—Intellectual Property Litigation" in Part I, Item 3 of the Form 10-K incorporated by reference herein.

John C. Malone has significant influence over actions requiring stockholder approval and his interests may differ from ours.

        The Chairman of our Parent's Board of Directors, John Malone, is also Chairman and Chief Executive of Liberty Media, Chairman of Liberty Global, Inc., and owns significant voting interests in each of DIRECTV, Liberty Media, Liberty Global, and Discovery Communications, Inc. Currently, Mr. Malone, his wife and certain trusts for the benefit of their children own shares of DIRECTV common stock, which represent approximately 24.3% of the total voting power of the outstanding shares of DIRECTV as of December 31, 2009. DIRECTV has two classes of common stock, the Class A common stock entitling holders to one vote per share and the Class B common stock entitling holders to 15 votes per share. The shares of DIRECTV Class B common stock also have certain limited consent rights with respect to certain share distributions and certain amendments to the DIRECTV Amended and Restated Certificate of Incorporation. See "Prospectus Summary—Recent Developments—Share Exchange Agreement." By virtue of such rights as well as Mr. Malone's position as DIRECTV's Chairman, Mr. Malone may have significant influence over the outcome of any corporate transaction or other matters submitted to DIRECTV stockholders for approval, including the election of directors, mergers, consolidations and the sale of all or substantially all of DIRECTV's assets.

We rely on key personnel.

        We believe that our future success will depend to a significant extent upon the performance of certain of our key executives. The loss of certain of our key executives could have a material adverse effect on our business, financial condition and results of operations.

Construction or launch delays on satellites could materially adversely affect our revenues and earnings.

        A key component of our business strategy is our ability to expand our offering of new programming and services, including increased local and HD programming. In order to accomplish this goal, we need to construct and launch new satellites. The construction and launch of satellites are often subject to delays, including satellite and launch vehicle construction delays, periodic unavailability of reliable launch opportunities due to competition for launch slots, weather and also due to general delays that result when a launch provider experiences a launch failure, and delays in obtaining regulatory approvals. A significant delay in the future delivery of any satellite would materially adversely affect the use of the satellite and thus could materially adversely affect our anticipated revenues and earnings. If satellite construction schedules are not met, there can be no assurance that a launch opportunity will be available at the time a satellite is ready to be launched. Certain delays in satellite construction could also jeopardize a satellite authorization that is conditioned on timely construction and launch of the satellite.

Our satellites are subject to significant launch and operational risks.

        Satellites are subject to significant operational risks relating to launch and while in orbit. Launch and operational risks include launch failure, incorrect orbital placement or improper commercial operation. Launch failures result in significant delays in the deployment of satellites because of the need both to construct replacement satellites, which can take up to 36 months, and obtain other launch opportunities. We estimate the overall historical loss rate for all launches of commercial satellites in the last seven years to be approximately 5% but it may be higher. Any significant delays or failures in successfully launching and deploying our satellites could materially adversely affect our ability to generate revenues. While we have traditionally purchased insurance covering the launch and, in limited cases, operation of our satellites, such policies typically cover the loss of the satellite itself or a portion thereof, and not the business interruption or other associated direct and indirect costs. For example, we purchased launch insurance covering a portion of our DIRECTV 12 satellite, which we launched at the end of 2009, and launch vehicle costs in the event of a total loss of the satellite prior to separation from the launch vehicle, but did not purchase in-orbit insurance for it.

        In-orbit risks include malfunctions, commonly referred to as anomalies, and collisions with meteoroids, other spacecraft or other space debris. Anomalies occur as a result of various factors, such as satellite manufacturing errors, problems with the power systems or control systems of the satellites and general failures resulting from operating satellites in the harsh space environment. We work closely with our satellite manufacturers to determine and eliminate the potential causes of anomalies in new satellites and provide for redundancies of critical components in the satellites as well as having backup satellite capacity. However, we cannot assure you that we will not experience anomalies in the future, nor can we assure you that our backup satellite capacity will be sufficient for our business purposes. Any single anomaly or series of anomalies could materially adversely affect our operations and revenues and our relationships with our subscribers, as well as our ability to attract new subscribers for our services. Anomalies may also reduce the expected useful life of a satellite, thereby creating additional expenses due to the need to provide replacement or backup satellites and potentially reducing revenues if service is interrupted. Finally, the occurrence of anomalies may materially adversely affect our ability to insure our satellites at commercially reasonable premiums, if at all. While some anomalies are currently covered by existing insurance policies, others are not now covered or may not be covered in the future.

        Our ability to earn revenue also depends on the usefulness of our satellites. Each satellite has a limited useful life. A number of factors affect the useful life of a satellite, including, among other things:

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  the design;

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  the quality of its construction;

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  the durability of its component parts;

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  the launch vehicle's insertion of the satellite into orbit;

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  any required movement, temporary or permanent, of the satellite;

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  the ability to continue to maintain proper orbit and control over the satellite's functions; and

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  the remaining on-board fuel following orbit insertion.

        Generally, the minimum design life of the satellites in our fleet is between 12 and 16 years. The actual useful lives of the satellites may be shorter or longer, in some cases significantly. Our operating results could be adversely affected if the useful life of any of our satellites were significantly shorter than 12 years from the date of launch.

        In the event of a failure or loss of any of our satellites, we may relocate another satellite and use it as a replacement for the failed or lost satellite. In the event of a complete satellite failure, our services provided via that satellite could be unavailable for several days or longer while backup in-orbit satellites are repositioned and services are moved. We are not insured for any resultant lost revenues. The use of backup satellite capacity for our programming may require us to discontinue some programming services due to potentially reduced capacity on the backup satellite. Any relocation of our satellites would require prior Federal Communications Commission (the "FCC") approval and, among other things, a demonstration to the FCC that the replacement satellite would not cause additional interference compared to the failed or lost satellite. Such FCC approval may not be obtained. We believe we have or will have in 2010, in-orbit satellite capacity to expeditiously recover transmission of most our programming in the event one of our in-orbit satellites fails. However, programming continuity cannot be assured in the event of multiple satellite losses.

The cost of commercial insurance coverage on our satellites or the loss of a satellite that is not insured could materially adversely affect our earnings.

        We use in-orbit and launch insurance to mitigate the potential financial impact of satellite fleet in-orbit and launch failures unless the premium costs are considered uneconomic relative to the risk of satellite failure. When insurance is obtained, it generally covers all or a portion of the unamortized book value of covered satellites. Although the insurance does not compensate for business interruption or loss of future revenues or subscribers, we rely on in-orbit spare satellites and excess transponder capacity at key orbital slots to mitigate the impact that a satellite failure may have on our ability to provide service.

        The price, terms and availability of insurance fluctuate significantly. Launch and in-orbit policies on satellites may not continue to be available on commercially reasonable terms or at all. In addition to higher premiums, insurance policies may provide for higher deductibles, shorter coverage periods and satellite health-related policy exclusions.

        Any launch vehicle failure, or loss or destruction of any of our satellites, even if insured, could have a material adverse effect on our financial condition and results of operations, our ability to comply with FCC regulatory obligations and our ability to fund the construction or acquisition of replacement satellites in a timely fashion, or at all. At December 31, 2009, the net book value of in-orbit satellites was $1,516 million, none of which was insured.

We depend on the Communications Act for access to cable-affiliated programming and changes impacting that access could materially adversely affect us.

        We purchase a substantial percentage of our programming from programmers that are affiliated with cable system operators, including key regional sports networks, or RSNs. Currently, under certain provisions of the Communications Act governing access to programming, cable-affiliated programmers generally must sell and deliver their programming services to all MVPDs on non-discriminatory terms and conditions. The Communications Act and the FCC rules also prohibit certain types of exclusive programming contracts involving programming from cable-affiliated programmers.

        Any change in the Communications Act or the FCC's rules that would permit programmers that are affiliated with cable system operators to refuse to provide such programming or to impose discriminatory terms or conditions could materially adversely affect our ability to acquire programming on a cost-effective basis, or at all. The Communications Act prohibitions on certain cable industry exclusive contracting practices with cable-affiliated programmers were extended by the FCC through October 2012, though it is currently considering proposals that could shorten the term of this extension if a cable operator could show that competition from new entrant MVPDs had reached a sufficient penetration level in the relevant marketing area.

        In addition, certain cable providers have denied us and other MVPDs access to a limited number of channels created by programmers with which the cable providers are affiliated. In other cases, such programmers have denied MVPDs high definition feeds of such programming. The cable providers have asserted that they are not required to provide such programming (or resolution) due to the manner in which that programming is distributed, which they argue is not covered by the program access provisions of the Communications Act. The FCC recently adopted new rules under which such programming would also be subject to certain non-exclusivity and non-discrimination requirements. These rules have not yet gone into effect, however, and likely will be challenged in court. In addition, they will require a further evidentiary showing by an MVPD seeking access to such programming. If these new rules are successfully challenged in court or we cannot make the required evidentiary showing, we may continue to be precluded from obtaining such programming, which in turn could materially adversely affect our ability to compete in regions serviced by those cable providers. Although the FCC also addressed some of these issues in a limited fashion by placing access conditions on certain regional sports networks affiliated with Time Warner Cable, Inc. and Comcast Corporation, it is not clear that we will be able to assure continued access to this programming on fair and nondiscriminatory terms.

        DIRECTV itself is subject to similar restrictions with respect to certain programmers affiliated with us. The FCC imposed a number of conditions on its approval of Liberty Media's acquisition of News Corporation's interest in DIRECTV in 2007. Among other things, those conditions require DIRECTV to offer national and regional programming services it controls to all MVPDs on non-exclusive and non-discriminatory terms and conditions, and prohibits DIRECTV from entering into exclusive arrangements with affiliated programmers or unduly influencing such programmers in their dealings with other MVPDs. The conditions also require DIRECTV to engage in "baseball style" arbitration if elected by an MVPD where the parties cannot agree on terms and conditions for carriage of RSN programming owned, managed or controlled by DIRECTV. This condition currently applies to the three RSNs DIRECTV acquired from Liberty Media in 2009.

Changes to and implementation of statutory copyright license requirements may negatively affect our ability to deliver local and distant broadcast stations, as well as other aspects of our business.

        We carry the signals of distant broadcast stations pursuant to statutory copyright licenses contained in the Satellite Home Viewer Improvement Act, or SHVIA and its successors, including the Satellite Home Viewer Extension and Reauthorization Act of 2004, or SHVERA. Critical provisions of SHVERA related to distant signals were due to expire at the end of 2009, but Congress extended that deadline to February 28, 2010. Thereafter, Congress allowed those provisions to lapse for two days. However, the Chairmen and Ranking Members of the House and Senate Judiciary Committees, which have jurisdiction over such copyright provisions, issued a letter dated February 26, 2010, urging all parties to maintain the status quo in order to avoid disruptions to viewers, and stating their intention to include a "look back" provision in any reauthorization legislation to ensure that parties whose conduct was permitted under the law and regulation in effect immediately prior to expiration are held harmless. On March 26, 2010, Congress passed yet another temporary extension extending the deadline through April 30, 2010. But Congress has yet to pass a complete reauthorization. Failure to reauthorize SHVERA could eliminate the legal basis upon which we now deliver distant broadcast signals. Failure to include a look back provision in such reauthorization could subject us to substantial liability, including fines, monetary damages and injunctions, for retransmissions during the two days the license had lapsed. Changes to SHVERA, the FCC's interpretation, implementation and enforcement of provisions of SHVIA and SHVERA, as well as judicial decisions interpreting and enforcing these laws, could hamper our ability to retransmit distant network and superstation signals, reduce the number of our existing or future subscribers that can qualify for receipt of these signals, impose costs on us in connection with the process of complying with the rules, or subject us to fines, monetary damages or injunctions.

        SHVERA, related laws, and FCC implementing rules also govern our provision of local broadcast signals. While those provisions of SHVERA did not expire on February 28, 2010, they can always be changed by Congress. Such changes could limit our ability to deliver local broadcast signals. More generally, we have limited capacity, and the projected number of markets in which we can deliver local broadcast programming will continue to be constrained because of SHVERA's "carry-one, carry-all" requirement and may be reduced depending on changes to that requirement, the FCC's interpretation of its rules in pending and future rulemaking and complaint proceedings, as well as judicial decisions interpreting must carry requirements. We may not be able to comply with these must carry rules, or compliance may mean that we are not able to use capacity that could otherwise be used for new or additional local or national programming services. In addition, the FCC has issued an increasing obligation for carriage of local digital broadcast transmissions in HD format. We may be unable to comply with this requirement in markets where we currently carry such signals without ceasing HD local service entirely in some markets, and would be precluded from launching additional markets currently planned.

        In addition, the FCC has adopted rules requiring us to negotiate in good faith with broadcast stations seeking carriage outside of the mandatory carriage regime described elsewhere. These rules, which also require broadcasters to negotiate in good faith with us, have expired, although we expect Congress to reinstate them. The rules for "retransmission consent" negotiations, which are similar to those that have applied to broadcast stations for years, require us to comply with certain indicia of good faith negotiation, as well as to demonstrate good faith under a "totality of the circumstances" test. Failure to comply with these rules could subject us to administrative sanctions and other penalties.

Satellite programming signals have been stolen and may be stolen in the future, which could result in lost revenues and would cause us to incur incremental operating costs that do not result in subscriber acquisition.

        The delivery of subscription programming requires the use of conditional access technology to limit access to programming to only those who subscribe and are authorized to view it. The conditional access system uses, among other things, encryption technology to protect the transmitted signal from unauthorized access. It is illegal to create, sell or otherwise distribute software or devices to circumvent that conditional access technology. However, theft of cable and satellite programming has been widely reported, and the access cards used in our conditional access system have been compromised in the past and could be compromised in the future.

        We have undertaken various initiatives with respect to our conditional access system to further enhance the security of the DIRECTV signal. To help combat signal theft, we provide our subscribers with more advanced access cards that we believe significantly enhance the security of our signal. Currently, we believe these access cards have not been compromised. However, we cannot guarantee that those advanced access cards will prevent the theft of our satellite programming signals in the future. Furthermore, there can be no assurance that we will succeed in developing the technology we need to effectively restrict or eliminate signal theft. If our current access cards are compromised, our revenue and our ability to contract for video and audio services provided by programmers could be materially adversely affected. In addition, our operating costs could increase if we attempt to implement additional measures to combat signal theft.

The ability to maintain FCC licenses and other regulatory approvals is critical to our business.

        If we do not obtain all requisite U.S. regulatory approvals for the construction, launch and operation of any of our existing or future satellites for the use of frequencies at the orbital locations planned for these satellites or for the provision of service, or the licenses obtained impose operational restrictions on us, our ability to generate revenue and profits could be materially adversely affected. In addition, under certain circumstances, existing licenses are subject to revocation or modification and upon expiration, renewal may not be granted. If existing licenses are not renewed, or are revoked or materially modified, our ability to generate revenue could be materially adversely affected.

        In certain cases, satellite system operators are obligated by governmental regulation and procedures of the International Telecommunications Union to coordinate the operation of their systems with other users of the radio spectrum in order to avoid causing interference to those other users. Coordination may require a satellite system operator to reduce power, avoid operating on certain frequencies, relocate its satellite to another orbital location and/or otherwise modify planned or existing operations. For example, the FCC has conditionally granted Spectrum Five authority to provide direct broadcast satellite service using frequencies assigned to it by the Government of the Netherlands from an orbital slot located halfway between slots at which we currently operate. Other operators have filed similar requests. We believe this closer proximity, if ultimately implemented, would significantly increase the risk of interference which could adversely affect the quality of service provided to our subscribers. We may not be able to successfully coordinate our satellites to the extent we are required to do so, and any modifications we make in the course of coordination, or any inability to successfully coordinate, may materially adversely affect our ability to generate revenue. In addition, the FCC is currently conducting a rulemaking proceeding to consider, among other things, the adoption of operating parameters under which such "tweener" systems would be automatically deemed coordinated.

        Other regulatory risks include, among others:

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  the relocation of satellites to different orbital locations if the FCC determines that relocation is in the public interest;

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  the denial by the FCC of an application to replace an existing satellite with a new satellite, or to operate a satellite beyond the term of its current authorization, or to operate an earth station to communicate with such satellite;

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  the loss of authorizations to operate satellites on certain frequencies at certain locations if we do not construct, launch and operate satellites for those locations by certain dates; and

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  the authorization by the United States or foreign governments of the use of frequencies by third party satellite or terrestrial facilities that have the potential to interfere with communication to or from our satellites, which could interfere with our contractual obligations or services to subscribers or other business operations.

        All of our FCC satellite authorizations are subject to conditions imposed by the FCC in addition to the FCC's general authority to modify, cancel or revoke those authorizations. Use of FCC licenses and other authorizations are often subject to conditions, including technical requirements and implementation deadlines. Failure to comply with such requirements, or comply in a timely manner, could lead to the loss of authorizations and could have a material adverse effect on our ability to generate revenue. For example, loss of an authorization could potentially reduce the amount of programming and other services available to our subscribers. The materiality of such a loss of authorization would vary based upon, among other things, the orbital location at which the frequencies may be used.

        Moreover, some of our authorizations and future applications may be subject to petitions and oppositions, and there can be no assurance that our authorizations will not be canceled, revoked or modified or that our applications will not be denied. Moreover, the FCC has adopted new rules for licensing satellites that may limit our ability to file applications and secure licenses in the future.

        Congress has continued to shape the scope of the FCC's regulatory authority and enact legislation that affects our business. In addition, FCC proceedings to implement legislation and enact additional regulations are ongoing. The outcomes of these legislative or regulatory proceedings or their effect on our business cannot be predicted.

We control a substantial portion of interaction with our customers and we may not be as efficient or effective as our outsourced providers resulting in higher costs.

        We have a number of insourced call centers and installation service providers to handle customer service calls, installations and repairs. We may not be as efficient or effective as our outsourced providers resulting in higher costs. Also, there is a risk that our customer satisfaction could be impacted, which may lead to higher subscriber churn and an inability to attract new subscribers. In addition, our outsourced providers could encounter financial difficulties, which may disrupt our ability to make installation service calls or to provide a level of customer service we expect, and which also may lead to higher subscriber churn and an inability to attract new subscribers.

We face risks arising from possible union legislation in the United States.

        There is a possibility that the proposed Employee Free Choice Act, or EFCA, may be enacted. The EFCA, also referred to as the "card check" bill, if passed in its current form could significantly change the nature of labor relations in the United States, specifically, how union elections and contract negotiations are conducted. With respect to our owned and operated home service provider installation business, it would be easier for unions to win elections and we could face arbitrator-imposed labor scheduling, costs and standards. Therefore, the EFCA could impose more labor relations requirements and union activity on our business, thereby potentially increasing our costs, and could have a material adverse effect on our overall competitive position. Currently, neither we nor most of our outsourced home service provider installation vendors have any unions.

We may have a significant indemnity obligation to Liberty Media, which is not limited in amount or subject to any cap, if parts of the Liberty Transaction or Liberty's 2008 Transaction with News Corporation are treated as a taxable transaction.

        Despite obtaining a private letter ruling from the Internal Revenue Service (the "IRS") and an opinion of legal counsel to the effect that parts of the Liberty Transaction qualified as a tax-free distribution for U.S. federal income tax purposes, the continuing validity of such ruling and opinion is subject to the accuracy of factual representations and certain assumptions. Any inaccuracy in such representations could invalidate the ruling, and failure to comply with any undertakings made in connection with such tax opinion could alter the conclusions reached in such opinion. Even if parts of the Liberty Transaction otherwise qualify for tax-free treatment, it would result in a significant U.S. federal income tax liability to Liberty Media if one or more persons acquire a 50% or greater interest in the DIRECTV common stock as part of a plan or series of related transactions that includes the Liberty Transaction. The process for determining whether an acquisition is part of a plan under these rules is complex, inherently factual and subject to interpretation of the facts and circumstances of a particular case. Liberty Media or DIRECTV might inadvertently cause or permit a prohibited change in the ownership of DIRECTV to occur, thereby triggering a tax liability to Liberty Media.

        In addition, Liberty Media entered into a tax matters agreement with News Corporation in connection with its 2008 transaction with News Corporation, pursuant to which Liberty Media agreed, among other things, to indemnify News Corporation and certain related persons for taxes resulting from actions taken by Liberty Media or its affiliates that cause such transaction (or related restructuring transactions) not to qualify as tax-free transactions. Liberty Media's indemnification obligations to News Corporation and certain related persons are not limited in amount or subject to any cap.

        Under a Tax Sharing Agreement between Liberty Media and our Parent, in certain circumstances DIRECTV is obligated to indemnify Liberty Media and certain related persons for any losses and taxes resulting from the failure of the Liberty Transaction to be tax-free transactions and from any losses resulting from Liberty Media's indemnity obligations to News Corporation under the tax matters agreement between News Corporation and Liberty Media. If DIRECTV is required to indemnify Liberty Media or certain related persons under the circumstances set forth in the Tax Sharing Agreement, we may be subject to substantial liabilities not limited in amount or subject to any cap. In such a circumstance, we may be required to make payments or dividends to satisfy such liabilities that could either breach covenants in our credit facilities and bond indentures or require additional or accelerated payments, which could materially adversely affect our financial position and short term operating results.

We may be required to forgo certain transactions in order to avoid the risk of incurring significant tax-related liabilities.

        We might be required to forgo certain transactions that might have otherwise been advantageous in order to preserve the tax-free treatment of the Liberty Transaction. In particular, we might be required to forgo certain transactions, including asset dispositions or other strategic transactions for some period of time following the Liberty Transaction so as not to trigger any liability under the tax indemnification obligations.

We face risks arising from the outcome of various legal proceedings.

        We are involved in various legal proceedings, including those arising in the ordinary course of business and those described under the caption "Legal Proceedings" in Item 3 of our Form 10-K incorporated by reference herein. Such matters include investigations and legal actions by state attorneys general where regulators may seek monetary damages and may also seek to require or prohibit certain actions by us with regard to our current or potential customers. While we do not believe that any of these proceedings alone or in the aggregate will have a material effect on our consolidated financial position, an adverse outcome in one or more of these matters or the imposition of conditions by regulators on the conduct of our business could be material to our consolidated results of operations and cash flows for any one period. Further, no assurance can be given that any adverse outcome would not be material to our consolidated financial position.

We may face other risks described from time to time in periodic reports filed by us with the SEC.

        We urge you to consider the above risk factors carefully in evaluating forward- looking statements contained in this prospectus. The forward- looking statements included in this prospectus are made only as of the date of this prospectus and we undertake no obligation to publicly update these forward-looking statements to reflect subsequent events or circumstances.

Risks related to the notes

We will have substantial indebtedness and depend upon the earnings of our subsidiaries to make payments on our indebtedness.

        As of December 31, 2009, after giving pro forma effect to the original note offering and the use of a portion of the proceeds therefrom to repay all outstanding borrowings under the Term Loan C portion of our senior secured credit facility, we, together with our subsidiaries, would have had approximately $8.8 billion of outstanding indebtedness. We are a holding company with limited assets other than the capital stock of our subsidiaries. Our ability to service our debt obligations is therefore dependent upon the earnings of our subsidiaries and our receipt of funds from our subsidiaries in the form of loans, dividends or other payments. We do not have, and may not in the future have, any assets other than our ownership interests in our subsidiaries, limited programming assets and the intellectual property license from DIRECTV Group. Our subsidiaries' ability to make any payments to us will depend on their capacity to incur additional indebtedness, business and tax considerations, legal and regulatory restrictions and economic conditions. For example, under Delaware law, our subsidiaries may not make distributions or pay dividends to us if, after giving effect to those distributions or dividends, the liabilities of any such subsidiary would exceed the fair value of its assets. Although our domestic subsidiaries will guarantee the notes, we cannot predict what the value of our subsidiaries' assets or the amount of their liabilities will be in the future and whether these values or amounts will permit the payment of distributions or dividends to us. Future borrowings by our domestic subsidiaries may contain restrictions or prohibitions on the payment of distributions and dividends by those subsidiaries to us. Accordingly, we cannot assure you that we will be able to pay our principal and interest obligations on the notes in a timely manner or at all.

Restrictive covenants in the documents governing our indebtedness may limit our ability to undertake certain types of transactions.

        As a result of various restrictive covenants in the indentures governing our Existing Notes and the credit agreement governing our existing senior secured credit facility, our financial flexibility is restricted in a number of ways. The indentures governing our Existing Notes currently subject us and our restricted subsidiaries to significant financial and other restrictive covenants, including restrictions on our ability to incur additional indebtedness, place liens upon assets, make distributions, pay dividends or make certain other restricted payments and investments, consummate certain asset sales, enter into certain transactions with affiliates, conduct businesses other than our current or related businesses, merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our assets. The indentures governing our Existing Notes also require us to satisfy certain financial condition tests prior to incurring certain debt or liens or making certain restricted payments and investments.

        Our existing senior secured credit facility also requires us to meet certain financial ratios and tests on an ongoing basis that may require us to take action and reduce debt or act in a manner contrary to our business objectives. Events beyond our control, including changes in general economic and business conditions, may affect our ability to meet those financial ratios and financial condition tests. We cannot assure that we will meet those tests or that the lenders will waive any failure to meet those tests. A breach of any of these covenants would result in a default under our existing senior secured credit facility and the indentures. If an event of default under our existing senior secured credit facility occurs, the lenders could elect to declare all amounts outstanding thereunder, together with accrued interest, to be immediately due and payable. In such an event, we cannot assure you that we would have sufficient assets to pay amounts due on the notes. As a result, you may receive less than the full amount you would otherwise be entitled to receive on the notes.

        Notwithstanding the restrictions described above, the terms of our existing senior secured credit facility and indentures (including the indenture governing the notes) currently give us substantial flexibility to undertake certain transactions which could be adverse to the interests of holders of the notes. For instance, the terms of our existing senior secured credit facility, the indentures for the Existing Notes and the indenture for the notes offered hereby allow us to incur substantial additional indebtedness. Additionally, the restricted payments "build-up basket" under the indentures governing the Existing Notes would currently permit us to make restricted payments of up to $10.2 billion as of December 31, 2009 after giving effect to the original note offering and the use of proceeds therefrom.

There are no financial covenants in the indenture.

        Neither we nor any of our subsidiaries are restricted from incurring additional unsecured debt or other liabilities, including additional unsecured senior debt, under the indenture governing the notes. While the indenture governing the notes contains certain restrictions on our ability to incur additional secured indebtedness, these restrictions are subject to various exceptions and secured indebtedness incurred pursuant to such exceptions may be substantial. If we incur additional debt or liabilities, our ability to pay our obligations on the notes could be adversely affected. We expect that we will from time to time incur additional debt and other liabilities. In addition, we are not restricted under the indenture governing the notes from paying dividends or issuing or repurchasing our securities.

The notes will be effectively subordinated to our secured debt.

        The notes will be our unsecured obligations and will be effectively subordinated to our existing and future secured debt, including obligations under our existing senior secured credit facility, to the extent of the value of the assets securing that debt. As of December 31, 2009, after giving pro forma effect to the original note offering and the use of a portion of the proceeds therefrom to repay all outstanding borrowings under the Term Loan C portion of our senior secured credit facility, we, together with our subsidiaries, would have had approximately $1,338 million of senior secured indebtedness, excluding $500 million of additional borrowing capacity under our revolving credit facility. The effect of this subordination is that if we or a subsidiary guarantor are involved in a bankruptcy, liquidation, dissolution, reorganization or similar proceeding, or upon a default in payment on, or the acceleration of, any debt under our existing senior secured credit facility or other secured debt, our assets and those of our subsidiary guarantors that secure debt will be available to pay obligations on the notes only after all debt under our existing senior secured credit facility or other secured debt has been paid in full from those assets. We may not have sufficient assets remaining to pay amounts due on any or all of the notes then outstanding. See "Description of the Registered Notes" and "Description of other indebtedness—Senior secured credit facility."

We may be unable to repurchase the notes upon a change of control triggering event.

        There is no sinking fund with respect to the notes, and the entire outstanding principal amount of the notes will become due and payable at maturity. If we experience a change of control triggering event, you may require us to repurchase all or a portion of your notes prior to maturity. See "Description of the Registered Notes—Change of control and rating decline." We cannot assure you that we will have enough funds to pay our obligations under the notes upon a change of control triggering event. In addition, our existing senior secured credit facility will prohibit such a repayment and any of our future debt agreements may prohibit our repayment of the notes in that event. Accordingly, we may be unable to satisfy our obligations to purchase your notes unless we are able to refinance or obtain waivers under our existing senior secured credit facility or any future senior indebtedness.

A court may void the guarantees of the notes or subordinate the guarantees to other obligations of the subsidiary guarantors.

        Our obligations under the notes will initially be guaranteed jointly and severally by certain of our domestic subsidiaries. It is possible that the creditors of the guarantors may challenge the guarantees as a fraudulent conveyance under relevant federal and state statutes. Although standards may vary depending on the applicable law, generally under United States federal bankruptcy law and comparable provisions of state fraudulent transfer laws, if a court were to find that, among other things, at the time any guarantor of the notes incurred the debt evidenced by its guarantee of the notes, the guarantor either:

  •
  was insolvent or rendered insolvent by reason of the incurrence of the guarantee;

  •
  was engaged or about to engage in a business or transaction for which the guarantor's remaining assets constituted unreasonably small capital;

  •
  was a defendant in an action for money damages, or had a judgment for money damages docketed against it, if in either case, after a final judgment, the judgment remained unsatisfied; or

  •
  intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature;

        and that guarantor:

    •
    received less than the reasonable equivalent value or fair consideration for the incurrence of its guarantee; or

    •
    incurred the guarantee or made related distributions or payments with the intent of hindering, delaying or defrauding creditors;

then, there is a risk that the guarantee of that guarantor could be voided by a court, or claims by holders of the notes under the guarantee could be subordinated to other debts of that guarantor. In addition, any payment by the guarantor pursuant to its guarantee could be required to be returned to that guarantor, or to a fund for the benefit of the creditors of that guarantor.

        The measures of insolvency for purposes of the foregoing considerations will vary depending upon the law applied in any proceeding. Generally, however, a guarantor of the notes would be considered insolvent if:

  •
  the sum of its debts, including contingent liabilities, was greater than the fair value of all of its assets at a fair valuation;

  •
  the present fair value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

  •
  it could not pay its debts as they become due.

        Although each guarantee will be limited as necessary to prevent that guarantee from constituting a fraudulent conveyance under applicable law, this provision may not be effective to protect the guarantees from being voided under the fraudulent transfer laws described above. In a recent Florida bankruptcy case, a similar provision was found to be ineffective to protect the guarantees.

The notes will cease to be guaranteed if our domestic subsidiaries are released from guaranteeing our senior secured credit facility and our Existing Notes.

        The notes are guaranteed by certain of our domestic subsidiaries only to the extent that such domestic subsidiaries also guarantee our senior secured credit facility or our Existing Notes. In the event that our domestic subsidiaries no longer guarantee our senior secured credit facility and our Existing Notes as a result of a refinancing or our repayment of such indebtedness, the notes will cease to be guaranteed and holders will then only have a direct claim against DIRECTV Holdings, Inc. and DIRECTV Financing Co., Inc. for amounts owed to them under the notes. If the notes cease to be guaranteed by our domestic subsidiaries, the notes will be structurally subordinated to the indebtedness and other liabilities of our domestic subsidiaries. In that case, any right that DIRECTV Holdings, Inc. and DIRECTV Financing Co., Inc., if any, have to receive any assets of any of our domestic subsidiaries upon the liquidation or reorganization of those subsidiaries, and the consequent rights of holders of the notes to realize proceeds from the sale of those subsidiaries' assets, will be effectively subordinated to the claims of those subsidiaries' creditors, including trade creditors and holders of preferred equity interests of those subsidiaries.

DIRECTV may have interests that conflict with those of the noteholders.

        We are a wholly-owned subsidiary of DIRECTV Group which in turn is a wholly-owned subsidiary of DIRECTV. As such, DIRECTV controls our fundamental corporate policies and transactions, including, but not limited to, the approval of significant corporate transactions, including a change of control. The interests of DIRECTV as equity holder may differ from your interests as a holder of the notes. For example, our controlling equity holder may have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in its judgment, could enhance its equity investments, even though those transactions might involve risks to you as holders of the notes. Please also see "Risk Factors—John C. Malone has significant influence over actions requiring stockholder approval and his interests may differ from ours."

Risks Relating to the Exchange Offer

Your original notes will not be accepted for exchange if you fail to follow the exchange offer procedures.

        We will not accept your original notes for exchange if you do not follow the exchange offer procedures. We will issue registered notes as part of this exchange offer only after a timely receipt of your original notes, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, if you wish to tender your original notes, please allow sufficient time to ensure timely delivery. If we do not receive your original notes, letter of transmittal and other required documents by the time of expiration of the exchange offer, we will not accept your original notes for exchange. We are under no duty to give notification of defects or irregularities with respect to the tenders of original notes for exchange. If there are defects or irregularities with respect to your tender of original notes, we will not accept your original notes for exchange.

If you do not exchange your original notes, there will be restrictions on your ability to resell your original notes.

        Following the exchange offer, original notes that you do not tender or that we do not accept will be subject to transfer restrictions. Absent registration, any untendered original notes may therefore be offered or sold only in transactions that are not subject to, or that are exempt from, the registration requirements of the Securities Act and applicable state securities laws.

An active trading market may not develop for these notes.

        Each series of registered notes are a new issue of securities, and there is no established trading market for the registered notes. We do not intend to apply to list the notes for trading on any securities exchange or to arrange for quotation on any automated dealer quotation system. As a result of this and the other factors listed below, an active trading market for the registered notes may not develop, in which case the market price and liquidity of the registered notes may be adversely affected.

        In addition, you may not be able to sell your registered notes at a particular time or at a price favorable to you. Future trading prices of the registered notes will depend on many factors, including:

  •
  our operating performance and financial condition;

  •
  our prospects or the prospects for companies in our industry generally;

  •
  our ability to complete the exchange offer;

  •
  the interest of securities dealers in making a market in the notes;

  •
  the market for similar securities;

  •
  prevailing interest rates; and

  •
  the other factors described in this prospectus under "Risk Factors."

        It is possible that the market for the registered notes will be subject to disruptions. A disruption may have a negative effect on you as a holder of the registered notes, regardless of our prospects or performance.

THE EXCHANGE OFFER

Purpose and Effect

        We issued the original notes on March 11, 2010 in a transaction exempt from registration under the Securities Act. In connection with the original issuance, we entered into the registration rights agreement. The registration rights agreement requires that we file a registration statement under the Securities Act with respect to the registered notes to be issued in the exchange offer and, upon the effectiveness of the registration statement, offer to you the opportunity to exchange your original notes for a like principal amount of registered notes. Except as set forth below, these registered notes will be issued without a restrictive legend and, we believe, may be reoffered and resold by you without registration under the Securities Act. After we complete the exchange offer, our obligations with respect to the registration of the original notes and the registered notes will terminate, except as provided in the last paragraph of this section. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus forms a part. Notwithstanding anything to the contrary set forth in this prospectus, this exchange offer is not being made to you, and you may not participate in the exchange offer, if (a) you are our "affiliate" within the meaning of Rule 405 of the Securities Act or (b) you are a broker-dealer that acquired original notes directly from us. We will not be required to pay any liquidated damages, assuming:

  •
  we have exchanged the registered notes for the original notes within 220 days of the date that the original notes were issued; and

  •
  if we are required to file a shelf registration statement, such shelf registration statement is declared effective by the SEC within 180 days of the date we notify the holders and the trustee of such requirement.

        Based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties unrelated to us, we believe that registered notes to be issued to you in the exchange offer may be offered for resale, resold and otherwise transferred by you, without compliance with the registration and prospectus delivery provisions of the Securities Act, unless you are a broker-dealer that receives registered notes in exchange for original notes acquired by you as a result of market-making activities or other trading activities. This interpretation, however, is based on your representation to us that:

          (1)   the registered notes to be issued to you in the exchange offer are acquired in the ordinary course of your business;

          (2)   at the time of the commencement of the exchange offer you have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the registered notes to be issued to you in the exchange offer in violation of the Securities Act;

          (3)   you are not an affiliate (as defined in Rule 405 promulgated under the Securities Act) of us;

          (4)   if you are a broker-dealer, you are not engaging in, and do not intend to engage in, a distribution of the registered notes to be issued to you in the exchange offer;

          (5)   if you are a participating broker-dealer that will receive registered notes for its own account in exchange for the original notes that were acquired as a result of market-making or other trading activities, that you will deliver a prospectus in connection with any resale of the registered notes; and

          (6)   you are not acting on behalf of any persons or entities who could not truthfully make the foregoing representations.

        If you have any of the disqualifications described above or cannot make each of the representations set forth above, you may not rely on the interpretations by the staff of the Commission referred to above. Under those circumstances, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a sale, transfer or other disposition of any notes unless you are able to utilize an applicable exemption from all of those requirements. In addition, each broker-dealer that receives registered notes in the exchange offer for its own account in exchange for original notes that were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of those registered notes. See "Plan of Distribution."

        If you will not receive freely tradable registered notes in the exchange offer or are not eligible to participate in the exchange offer, you can elect, by indicating on the letter of transmittal and providing additional necessary information, to have your original notes registered in a "shelf" registration statement on an appropriate form pursuant to Rule 415 under the Securities Act. If we are obligated to file a shelf registration statement, we will be required to use our commercially reasonable efforts to keep the shelf registration statement effective for a period of two years following the date of issuance of original notes or such shorter period that will terminated when:

          (1)   all of the original notes covered by the shelf registration statement have been sold pursuant to the shelf registration statement;

          (2)   all of the original notes have been exchanged pursuant to the exchange offer;

          (3)   all of the original notes covered by the shelf registration statement cease to be outstanding for purposes of the indenture governing the notes; or

          (4)   a subsequent shelf registration statement covering all of the original notes covered by and not sold under the initial shelf registration statement or earlier subsequent registration statement has been declared effective under the Securities Act.

        Other than as set forth in this paragraph, you will not have the right to require us to register your original notes under the Securities Act. See "—Procedures for Tendering" below.

        In certain circumstances set forth in the registration rights agreement, including if the exchange offer is not consummated (or, if required, the shelf registration statement is not declared effective) on or before the date that is 220 days after the closing date (each, a "Target Registration Date"), the annual interest rate borne by the notes will be increased by 0.25% per annum, with respect to the first 90 days after the applicable Target Registration Date, and, if the exchange offer is not completed (or, if required, the shelf registration statement is not declared effective) prior to the end of each 90-day period thereafter, the interest rate borne by the notes will increase by an additional 0.25% per annum up to a maximum increase for all such registration defaults of 1.00% per annum, in each case until the exchange offer is completed or the shelf registration statement is declared effective.

Consequences of Failure to Exchange

        After we complete the exchange offer, if you have not tendered your original notes, you will not have any further registration rights, except as set forth above. Your original notes will continue to be subject to restrictions on transfer. Therefore, the liquidity of the market for your original notes could be adversely affected upon completion of the exchange offer if you do not participate in the exchange offer.

        Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all original notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date. We will issue $1,000 principal amount of registered notes in exchange for each $1,000 principal amount of original notes accepted in the exchange offer. You may tender some or all of your original notes pursuant to the exchange offer. However, original notes may be tendered only in integral multiples of $1,000 principal amount.

        The form and terms of the registered notes are substantially the same as the form and terms of the original notes, except that the registered notes to be issued in the exchange offer have been registered under the Securities Act and will not bear legends restricting their transfer. The registered notes will be issued pursuant to, and entitled to the benefits of, the indenture. The indenture also governs the original notes. The registered notes and the original notes will be deemed a single issue of notes under the indenture.

        As of the date of this prospectus, $3.0 billion in aggregate principal amount of original notes were outstanding. This prospectus, together with the letter of transmittal, is being sent to all registered holders and to others believed to have beneficial interests in the original notes. You do not have any appraisal or dissenters' rights in connection with the exchange offer under the General Corporation Law of the State of Delaware or the indenture. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission promulgated under the Exchange Act.

        We will be deemed to have accepted validly tendered original notes when, as, and if we have given oral or written notice of our acceptance to the exchange agent. The exchange agent will act as our agent for the tendering holders for the purpose of receiving the registered notes from us. If we do not accept any tendered notes because of an invalid tender, the occurrence of other events set forth in this prospectus or otherwise, we will return certificates for any unaccepted original notes, without expense, to the tendering holder as promptly as practicable after the expiration date.

        You will not be required to pay brokerage commissions or fees or, except as set forth below under "—Transfer Taxes," transfer taxes with respect to the exchange of your original notes in the exchange offer. We will pay all charges and expenses, other than applicable taxes, in connection with the exchange offer. See "—Fees and Expenses" below.

Expiration Date; Amendments

        The exchange offer will expire at 5:00 p.m., New York City time, on                                    , 2010, unless we determine, in our sole discretion, to extend the exchange offer, in which case, it will expire at the later date and time to which it is extended. We do not intend to extend the exchange offer, although we reserve the right to do so. If we determine to extend the exchange offer, we do not intend to extend it beyond                                    , 2010. If we extend the exchange offer, we will give oral or written notice of the extension to the exchange agent and give each registered holder notice by means of a press release or other public announcement of any extension prior to 9:00 a.m., New York City time, on the next business day after the scheduled expiration date.

        We also reserve the right, in our sole discretion,

          (1)   subject to applicable law, to extend the exchange offer and delay accepting any original notes or, if any of the conditions set forth below under "—Conditions" have not been satisfied or waived, to terminate the exchange offer by giving oral or written notice of the delay or termination to the exchange agent, or

          (2)   to amend the terms of the exchange offer in any manner, by complying with Rule 14e-1(d) under the Exchange Act to the extent that rule applies. If we make any material amendment to the terms of the exchange offer or waive any material condition, we will keep the exchange offer open for at least five business days after we notify you of such change or waiver. If we make a material change to the terms of the exchange offer, it may be necessary for us to provide you with an amendment to this prospectus reflecting that change. We may only delay, terminate or amend the offer prior to its expiration.

        We acknowledge and undertake to comply with the provisions of Rule 14e-l(c) under the Exchange Act, which requires us to return the original notes surrendered for exchange promptly after the termination or withdrawal of the exchange offer. We will notify you as promptly as we can of any extension, termination or amendment.

Procedures for Tendering

  Book-Entry Interests

        The original notes were issued as global securities in fully registered form without interest coupons. Beneficial interests in the global securities, held by direct or indirect participants in DTC, are shown on, and transfers of these interests are effected only through, records maintained in book-entry form by DTC with respect to its participants.

        If you hold your original notes in the form of book-entry interests and you wish to tender your original notes for exchange pursuant to the exchange offer, you must transmit to the exchange agent on or prior to the expiration date either:

          (1)   a written or facsimile copy of a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal, to the exchange agent at the address set forth on the cover page of the letter of transmittal; or

          (2)   a computer-generated message transmitted by means of DTC's Automated Tender Offer Program system and received by the exchange agent and forming a part of a confirmation of book-entry transfer, in which you acknowledge and agree to be bound by the terms of the letter of transmittal.

        In addition, in order to deliver original notes held in the form of book-entry interests:

          (1)   a timely confirmation of book-entry transfer of such original notes into the exchange agent's account at DTC pursuant to the procedure for book-entry transfers described below under "—Book-Entry Transfer" must be received by the exchange agent prior to the expiration date; or

          (2)   you must comply with the guaranteed delivery procedures described below.

        The method of delivery of original notes and the letter of transmittal and all other required documents to the exchange agent is at your election and risk. Instead of delivery by mail, we recommend that you use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the expiration date. You should not send the letter of transmittal or original notes to us. You may request your broker, dealer, commercial bank, trust company, or nominee to effect the above transactions for you.

  Certificated Original Notes

        Only registered holders of certificated original notes may tender those notes in the exchange offer. If your original notes are certificated notes and you wish to tender those notes for exchange pursuant to the exchange offer, you must transmit to the exchange agent, on or prior to the expiration date, a written or facsimile copy of a properly completed and duly executed letter of transmittal, including all other required documents, to the address set forth below under "—Exchange Agent." In addition, in order to validly tender your certificated original notes:

          (1)   the certificates representing your original notes must be received by the exchange agent prior to the expiration date; or

          (2)   you must comply with the guaranteed delivery procedures described below.

Procedures Applicable to All Holders

        If you tender an original note and you do not withdraw the tender prior to the expiration date, you will have made an agreement with us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

        If your original notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your notes, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your original notes, either make appropriate arrangements to register ownership of the original notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

        Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by an eligible institution unless:

          (1)   original notes tendered in the exchange offer are tendered either

            (A)  by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the letter of transmittal, or

            (B)  for the account of an eligible institution; and

          (2)   the box entitled "Special Registration Instructions" on the letter of transmittal has not been completed.

        If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantee must be by a financial institution, which includes most banks, savings and loan associations and brokerage houses, that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Program or the Stock Exchanges Medallion Program.

        If the letter of transmittal is signed by a person other than you, your original notes must be endorsed or accompanied by a properly completed bond power and signed by you as your name appears on those original notes.

        If the letter of transmittal or any original notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, those persons should so indicate when signing. Unless we waive this requirement, in this instance you must submit with the letter of transmittal proper evidence satisfactory to us of their authority to act on your behalf.

        We will determine, in our sole discretion, all questions regarding the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered original notes. This determination will be final and binding. We reserve the absolute right to reject any and all original notes not properly tendered or any original notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular original notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. You must cure any defects or irregularities in connection with tenders of your original notes within the time period we will determine unless we waive that defect or irregularity. Although we intend to notify you of defects or irregularities with respect to your tender of original notes, neither we, the exchange agent nor any other person will incur any liability for failure to give this notification. Your tender will not be deemed to have been made and your notes will be returned to you if:

          (1)   you improperly tender your original notes;

          (2)   you have not cured any defects or irregularities in your tender; and

          (3)   we have not waived those defects, irregularities or improper tender.

        The exchange agent will return your original notes, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration of the exchange offer.

        In addition, we reserve the right in our sole discretion to:

          (1)   purchase or make offers for, or offer registered notes for, any original notes that remain outstanding subsequent to the expiration of the exchange offer;

          (2)   terminate the exchange offer; and

          (3)   to the extent permitted by applicable law, purchase notes in the open market, in privately negotiated transactions or otherwise.

        The terms of any of these purchases or offers could differ from the terms of the exchange offer.

        By tendering, you will represent to us that, among other things:

          (1)   the registered notes to be issued to you in the exchange offer are acquired in the ordinary course of your business;

          (2)   at the time of the commencement of the exchange offer you have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the registered notes to be issued to you in the exchange offer in violation of the Securities Act;

          (3)   you are not an affiliate (as defined in Rule 405 promulgated under the Securities Act) of us;

          (4)   if you are a broker-dealer, you are not engaging in, and do not intend to engage in, a distribution of the registered notes to be issued to you in the exchange offer;

          (5)   if you are a participating broker-dealer that will receive registered notes for its own account in exchange for the original notes that were acquired as a result of market-making or other trading activities, that you will deliver a prospectus in connection with any resale of the registered notes; and

          (6)   you are not acting on behalf of any persons or entities who could not truthfully make the foregoing representations.

        In all cases, issuance of registered notes for original notes that are accepted for exchange in the exchange offer will be made only after timely receipt by the exchange agent of certificates for your original notes or a timely book-entry confirmation of your original notes into the exchange agent's account at DTC, a properly completed and duly executed letter of transmittal, or a computer-generated message instead of the letter of transmittal, and all other required documents. If any tendered original notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if original notes are submitted for a greater principal amount than you desire to exchange, the unaccepted or non-exchanged original notes, or original notes in substitution therefor, will be returned without expense to you. In addition, in the case of original notes, tendered by book-entry transfer into the exchange agent's account at DTC pursuant to the book-entry transfer procedures described below, the non-exchanged original notes will be credited to your account maintained with DTC promptly after the expiration or termination of the exchange offer.

  Guaranteed Delivery Procedures

        If you desire to tender your original notes and your original notes are not immediately available, time will not permit your original notes or other required documents to reach the exchange agent before the time of expiration or you cannot complete the procedure for book-entry on a timely basis, you may tender if:

          (1)   you tender through an eligible financial institution;

          (2)   on or prior to 5:00 p.m., New York City time, on the expiration date, the exchange agent receives from an eligible institution, a written or facsimile copy of a properly completed and duly executed letter of transmittal and notice of guaranteed delivery, substantially in the form provided by us; and

          (3)   the certificates for all certificated original notes, in proper form for transfer, or a book-entry confirmation, and all other documents required by the letter of transmittal, are received by the exchange agent within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

        The notice of guaranteed delivery may be sent by facsimile transmission, mail or hand delivery.

        The notice of guaranteed delivery must set forth:

          (1)   your name and address;

          (2)   the amount of original notes you are tendering; and

          (3)   a statement that your tender is being made by the notice of guaranteed delivery and that you guarantee that within three New York Stock Exchange trading days after the execution of the notice of guaranteed delivery, the eligible institution will deliver the following documents to the exchange agent: (A) the certificates for all certificated original notes being tendered, in proper form for transfer or a book-entry confirmation of tender;

            (B)  a written or facsimile copy of the letter of transmittal, or a book-entry confirmation instead of the letter of transmittal; and

            (C)  any other documents required by the letter of transmittal.

Book-Entry Transfer

        The exchange agent will establish an account with respect to the book-entry interests at DTC for purposes of the exchange offer promptly after the date of this prospectus. You must deliver your book-entry interest by book-entry transfer to the account maintained by the exchange agent at DTC for the exchange offer. Any financial institution that is a participant in DTC's systems may make book-entry delivery of book-entry interests by causing DTC to transfer the book-entry interests into the exchange agent's account at DTC in accordance with DTC's procedures for transfer.

        If one of the following situations occurs:

          (1)   you cannot deliver a book-entry confirmation of book-entry delivery of your book-entry interests into the exchange agent's account at DTC; or

          (2)   you cannot deliver all other documents required by the letter of transmittal to the exchange agent prior to the expiration date,

then you must tender your book-entry interests according to the guaranteed delivery procedures discussed above.

Withdrawal Rights

        You may withdraw tenders of your original notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

        For your withdrawal to be effective, the exchange agent must receive a written or facsimile transmission notice of withdrawal at its address set forth below under "—Exchange Agent" prior to 5:00 p.m., New York City time, on the expiration date.

        The notice of withdrawal must:

          (1)   state your name;

          (2)   identify the specific original notes to be withdrawn, including the certificate number or numbers and the principal amount of withdrawn notes;

          (3)   be signed by you in the same manner as you signed the letter of transmittal when you tendered your original notes, including any required signature guarantees or be accompanied by documents of transfer sufficient for the exchange agent to register the transfer of the original notes into your name; and

          (4)   specify the name in which the original notes are to be registered, if different from yours.

        We will determine all questions regarding the validity, form and eligibility, including time of receipt, of withdrawal notices. Our determination will be final and binding on all parties. Any original notes withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any original notes which have been tendered for exchange but which are not exchanged for any reason will be returned to you without cost as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn original notes may be retendered by following one of the procedures described under "—Procedures for Tendering" above at any time on or prior to 5:00 p.m., New York City time, on the expiration date.

Conditions

        Notwithstanding any other provision of the exchange offer and subject to our obligations under the registration rights agreement, we will not be required to accept for exchange, or to issue registered notes in exchange for, any original notes and may terminate or amend the exchange offer, if at any time before the acceptance of any original notes for exchange any of the following events occur:

          (1)   the exchange offer violates applicable law or any applicable interpretation of the staff of the SEC;

          (2)   an injunction, order or decree has been issued that would prohibit, prevent or otherwise materially impair our ability to proceed with the exchange offer;

          (3)   an action or proceeding has been instituted or threatened in any court or by any governmental agency which might materially impair our ability to proceed with the exchange offer;

          (4)   all governmental approvals have not been obtained, which approvals we deem necessary for the consummation of the exchange offer;

          (5)   there has been any material change, or development involving a prospective material change, in our business or financial affairs which, in our reasonable judgment, would materially impair our ability to consummate the exchange offer; or

          (6)   there has been proposed, adopted or enacted any law, statute, rule or regulation which, in our reasonable judgment, would materially impair our ability to consummate the exchange offer or have a material adverse effect on us if the exchange offer was consummated.

        These conditions are for our sole benefit and we may assert them regardless of the circumstances giving rise to them, subject to applicable law. We also may waive in whole or in part at any time and from time to time any particular condition in our sole discretion. If we waive a condition, we may be required, in order to comply with applicable securities laws, to extend the expiration date of the exchange offer. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of these rights and these rights will be deemed ongoing rights which may be asserted at any time (in the case of any condition involving governmental approvals necessary to the consummation of the exchange offer) and from time to time prior to the time of expiration (in the case of all other conditions).

        In addition, we will not accept for exchange any original notes tendered, and no registered notes will be issued in exchange for any of those original notes, if at the time the notes are tendered any stop order is threatened by the Commission or in effect with respect to the registration statement of which this prospectus is a part or the qualification of the indenture under the Trust Indenture Act of 1939.

        In addition, we will not accept for exchange any original notes tendered, and no registered notes will be issued in exchange for any of those original notes, if at the time the notes are tendered any stop order is threatened by the Commission or in effect with respect to the registration statement of which this prospectus is a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended.

        The exchange offer is not conditioned on any minimum principal amount of original notes being tendered for exchange.

Exchange Agent

        We have appointed                                    as exchange agent for the exchange offer. Questions, requests for assistance and requests for additional copies of the prospectus, the letter of transmittal and other related documents should be directed to the exchange agent addressed as follows:

By Registered or Certified Mail:

Attention:

By Hand or by Overnight Courier:

Attention:

By Facsimile:	By Telephone:
Attention:

        The exchange agent also acts as trustee under the indenture.

Fees and Expenses

        We will not pay brokers, dealers, or others soliciting acceptances of the exchange offer. This solicitation is being made primarily by mail. Additional solicitations, however, may be made in person or by telephone by our officers and employees.

        We will pay the estimated cash expenses to be incurred in connection with the exchange offer.

Transfer Taxes

        You will not be obligated to pay any transfer taxes in connection with a tender of your original notes for exchange unless you instruct us to register registered notes in the name of, or request that original notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder, in which event the registered tendering holder will be responsible for the payment of any applicable transfer tax.

Accounting Treatment

        We will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer. We will amortize the expense of the exchange offer over the term of the registered notes in accordance with accounting principles generally accepted in the United States of America.

USE OF PROCEEDS

        The exchange offer is intended to satisfy our obligations under the registration rights agreement. We will not receive any proceeds from the exchange offer. The net proceeds from the offering of original notes were approximately $2.98 billion, after expenses of the offering. We used the net proceeds from the offering of original notes for general corporate purposes, including the repayment of all of our Term Loan C issued under our senior secured credit facility.

CAPITALIZATION

        The following table sets forth our cash and cash equivalents and total capitalization as of December 31, 2009 (i) on an actual basis and (ii) as adjusted to give effect to the original notes offering and the use of proceeds therefrom as described above.

	As of December 31, 2009
(Dollars in millions)	Actual	As adjusted(1)
Cash and cash equivalents	$1,716	$3,710

Long-term debt, including current portion:
Senior secured credit facility	$2,316	$1,338
6.375% senior notes due 2015	1,002	1,002
7.625% senior notes due 2016	1,500	1,500
4.750% senior notes due 2014	997	997
5.875% senior notes due 2019	993	993
3.550% senior notes due 2015(2)	—	1,199
5.200% senior notes due 2020(3)	—	1,298
6.350% senior notes due 2040(4)	—	499

Total long-term debt, including current portion	6,808	8,826
Total owner's equity	1,451	1,441

Total capitalization	$8,259	$10,267

(1)
As adjusted amounts as of December 31, 2009 do not include cash provided by operations since December 31, 2009.

(2)
As adjusted amount shown net of original issue discount of $1 million.

(3)
As adjusted amount shown net of original issue discount of $2 million.

(4)
As adjusted amount shown net of original issue discount of $1 million.

DESCRIPTION OF OTHER INDEBTEDNESS

Senior Secured Credit Facility

        On April 13, 2005, we entered into a $2,500.0 million senior secured credit facility with Bank of America, N.A., as administrative agent, JPMorgan Chase Bank, N.A., as syndication agent, and the other agents and lenders named therein. The senior secured credit facility consists of the following:

  •
  a Term Loan A facility in an aggregate principal amount of $500.0 million;

  •
  a Term Loan B facility in an aggregate principal amount of $1,500.0 million; and

  •
  a revolving loan facility in an aggregate principal amount of up to $500.0 million.

        The Term Loan A was fully drawn on the closing date of the senior secured credit facility, and matures on April 13, 2011. The Term Loan B was fully drawn on the closing date of the senior secured credit facility, and matures on April 13, 2013. We used the proceeds associated with the 2015 Notes, described below, to repay $500 million of the Term Loan B on June 15, 2005.

        In May 2008, we amended our senior secured credit facility to include a new $1,000 million Term Loan C, which was issued at a 1% discount, resulting in $990 million of proceeds. Initially, borrowings under Term Loan C bear interest at 5.25%, however the rate is variable based on changes in the London InterBank Offered Rate, or LIBOR. The interest rate may be increased or decreased under certain conditions. The Term Loan C has a final maturity of April 13, 2013, and prior to that date we will make quarterly principal payments totaling 1% annually beginning on September 30, 2008. The proceeds from the offering of the original notes were used to repay all of the Term Loan C.

        The revolving loan facility includes a letter of credit subfacility, and matures on April 13, 2011. As of December 31, 2009, we had the ability to borrow up to $500 million under our existing credit facility. Proceeds of the revolving loan facility could be used to fund our working capital and for general corporate purposes.

        Subject to certain exceptions, the senior secured credit facility requires mandatory prepayments with the proceeds from (i) asset sales, (ii) issuances of equity (subject to a total leverage ratio test), (iii) annual excess cash flow (subject to a total leverage ratio and a senior secured debt rating test) and (iv) insurance and condemnation awards. In addition, the senior secured credit facility requires a mandatory prepayment of the outstanding Loan Obligations (as such term is defined in the senior secured credit facility) (a) on the date that is six months prior to the final maturity date of the notes or the Existing Notes, as applicable, if the notes or the Existing Notes are still outstanding on such date and (b) upon a Change of Control (as such term is defined in the senior secured credit facility). Voluntary prepayments of the senior secured credit facility are permitted at any time, subject to certain notice requirements and the payment of certain losses and expenses suffered by the lenders as a result of the prepayment of Eurodollar loans prior to the end of the applicable interest period.

        Borrowings under the senior secured credit facility bear interest at a rate per annum based on applicable margins over the base rate or LIBOR. The applicable margins for the Term Loan A and the Revolving Loan vary based on our total leverage ratio. The applicable margins for the Term Loan B vary based on our senior secured debt rating. The applicable margin for the Term Loan C is 2.25% for LIBOR loans. Currently, the applicable margin on the Term Loan B is 1.5% for LIBOR loans and the applicable margin on the Term Loan A and any outstanding revolving loans is 0.75% for LIBOR loans.

        Our obligations under the senior secured credit facility are unconditionally guaranteed, jointly and severally, by all of our direct and indirect material domestic subsidiaries. Our obligations and the obligations of our guarantors under the senior secured credit facility are secured by first priority liens on, subject to certain exceptions, (i) all stock and equity interests owned by us and the guarantors

(limited in the case of foreign subsidiaries to 65% of the capital stock of each first-tier foreign subsidiary) and (ii) substantially all of the other assets owned by us and the guarantors.

        The senior secured credit facility contains customary events of default and certain covenants, including, without limitation, restrictions on, subject to certain exceptions: (i) the incurrence of debt (subject to pro forma compliance with certain financial covenants); (ii) liens; (iii) the sale of assets; (iv) voluntary prepayments of certain debt; (v) transactions with affiliates; (vi) dividends and other restricted payments; (vii) acquisitions (subject to pro forma compliance with certain financial covenants); (viii) investments; and (ix) various financial covenants.

2015 Notes

        On June 15, 2005, we and DIRECTV Financing Co., Inc., issued $1,000.0 million in 2015 Notes. These notes bear interest at 6.375%. Principal on the 2015 Notes is payable upon maturity, while interest is payable semi-annually. The 2015 Notes have been fully and unconditionally guaranteed, jointly and severally, by each of our direct and indirect domestic subsidiaries (other than DIRECTV Financing) on a senior unsecured basis. The 2015 Notes contain covenants that restrict us, DIRECTV Financing and our guarantor subsidiaries from, subject to certain exceptions: (i) making restricted payments; (ii) paying dividends and making other restricted payments affecting restricted subsidiaries; (iii) incurring indebtedness; (iv) consummating asset sale; (v) entering into transactions with affiliates; (vi) placing liens on our assets; and (vii) merging or consolidating with any other entity.

2016 Notes

        On May 14, 2008, we and DIRECTV Financing Co., Inc., issued $1,500.0 million in 2016 Notes. These notes bear interest at 7.625%. Principal on the 2016 Notes is payable upon maturity, while interest is payable semi-annually. The 2016 Notes have been fully and unconditionally guaranteed, jointly and severally, by each of our direct and indirect domestic subsidiaries (other than DIRECTV Financing) on a senior unsecured basis. The 2016 Notes contain covenants that restrict us, DIRECTV Financing and our guarantor subsidiaries from, subject to certain exceptions: (i) making restricted payments; (ii) paying dividends and making other restricted payments affecting restricted subsidiaries; (iii) incurring indebtedness; (iv) consummating asset sale; (v) entering into transactions with affiliates; (vi) placing liens on our assets; and (vii) merging or consolidating with any other entity.

2014 and 2019 Notes

        On September 22, 2009, we and DIRECTV Financing Co., Inc. issued $1.0 billion in 2014 Notes and $1.0 billion in 2019 Notes. These notes bear interest at 4.750% and 5.875%, respectively. Principal on the 2014 Notes and 2019 Notes is payable upon maturity, while interest is payable semi-annually. The 2014 Notes and 2019 Notes have been fully and unconditionally guaranteed, jointly and severally, by each of our direct and indirect domestic subsidiaries (other than DIRECTV Financing) on a senior unsecured basis. The 2014 Notes and 2019 Notes contain covenants that restrict us, DIRECTV Financing and our restricted subsidiaries from, subject to certain exceptions: (i) placing liens on our assets; (ii) entering into sale and leaseback transactions; and (iii) merging, consolidating or selling substantially all of our assets.

DESCRIPTION OF THE REGISTERED NOTES

        The original notes were issued under an indenture dated as of March 11, 2010, to which DIRECTV Holdings, DIRECTV Financing , the Guarantors and The Bank of New York Mellon Trust Company, N.A., as trustee (the "Trustee"), were parties. The registered notes will also be issued under that indenture. The original notes and the registered notes offered hereby will be treated as a single class of debt securities under the indenture, including for purposes of redemptions, offers to purchase, and determining whether the required percentage of holders have given their approval or consent to an amendment or waiver or joined in the directing of the trustee to take certain actions on behalf of the holders. For purposes of this description, unless the context otherwise requires, references to the "Notes" include the original notes, the registered notes offered hereby, and any additional notes offered under the indenture.

        The following description is a summary of the material provisions of the indenture. It does not restate the indenture in its entirety. We urge you to read the indenture, the registration rights agreement and the notes because they, and not this description, will define your rights as a holder of the notes. Copies of the proposed forms of the indenture, the registration rights agreement and the notes are available to you upon request.

        You can find the definitions of some of the capitalized terms used in this section under the subheading "Certain definitions." In this section of the prospectus:

  •
  the terms the "Issuer," "DIRECTV Holdings," "we," "us," "our" or similar terms refer only to DIRECTV Holdings and not to any of our subsidiaries;

  •
  references to the "Co-Issuer" shall mean DIRECTV Financing, and references to the "Issuers" shall mean the Issuer and the Co-Issuer together;

  •
  references to "Guarantors" shall mean our direct and indirect Subsidiaries that guarantee the notes; and

  •
  references to "Parent" shall mean our parent, DIRECTV, our indirect parent and a Delaware corporation, and their respective successors, in each case together with each direct or indirect Subsidiary of Parent that beneficially owns any of our Equity Interests.

        The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. The notes are subject to all such terms, and holders of notes should refer to the indenture and the Trust Indenture Act for a statement thereof.

Brief description of the notes and the guarantees

The notes

        The notes are:

  •
  general unsecured obligations of the Issuers;

  •
  ranked equally in right of payment with all of the Issuers' existing and future senior debt, including the Existing Notes;

  •
  ranked senior in right of payment to all of the Issuers' future subordinated debt, if any;

  •
  ranked effectively junior to (i) all debt and other liabilities (including trade payables) of our Subsidiaries (if any) that are not Guarantors, (ii) all debt and other liabilities (including trade payables) of any Guarantor if such Guarantor's Guarantee is subordinated or avoided by a court of competent jurisdiction, and (iii) all secured obligations to the extent of the collateral securing such obligations, including our obligations under the Senior Secured Credit Facility; and

  •
  fully and unconditionally guaranteed by the Guarantors.

        Although the notes are titled "senior," we have not issued, and do not currently have any plans to issue, any indebtedness to which the notes would be senior.

        The notes will be issued in fully registered form only, without coupons, in denominations of $2,000 and integral multiples of $1,000.

The guarantees

        The notes are guaranteed by the Guarantors, which currently include all of our material direct and indirect Domestic Subsidiaries other than the Co-Issuer. The Guarantors are the same entities that currently guarantee the Senior Secured Credit Facility and the Existing Notes. The Guarantees are:

  •
  general unsecured obligations of each Guarantor;

  •
  ranked equally in right of payment with all existing and future senior debt of such Guarantor, including such Guarantor's guarantee of the Existing Notes;

  •
  ranked senior in right of payment to all future subordinated debt of such Guarantor, if any; and

  •
  ranked effectively junior to secured obligations to the extent of the collateral securing such obligations, including the secured guarantees by the Guarantors of our obligations under the Senior Secured Credit Facility.

        Each Guarantor jointly and severally guarantees the Issuers' obligations under the notes. The obligations of each Guarantor under its Guarantee are limited as necessary to prevent such Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law. See "Risk factors—Risks related to the notes—A court may void the guarantees of the notes or subordinate the guarantees to other obligations of the subsidiary guarantors." Each Guarantor that makes a payment or distribution under a Guarantee is entitled to a pro rata contribution from each other Guarantor based on the net assets of each other Guarantor.

        Each Guarantor may consolidate with or merge into or sell its assets to us or another Guarantor, or with or to other persons upon the terms and conditions set forth in the indenture. A Guarantor may not sell or otherwise dispose of all or substantially all of its assets, or consolidate with or merge with or into another person (whether or not such Guarantor is the surviving person), unless certain conditions are met. See "—Certain covenants—Merger, consolidation or sale of assets."

        The Guarantee of a Guarantor will be deemed automatically discharged and released in accordance with the terms of the indenture:

          (1)   in connection with any direct or indirect sale, conveyance or other disposition of all of the capital stock or all or substantially all of the assets of that Guarantor (including by way of merger or consolidation);

          (2)   if such Guarantor is dissolved or liquidated in accordance with the provisions of the indenture;

          (3)   if such Guarantor no longer guarantees or is otherwise obligated under the Senior Secured Credit Facility or the Existing Notes; or

          (3)   upon any Legal Defeasance of the indenture.

Principal, maturity and interest

        The Senior Notes due March 15, 2015 (the "3.550% 2015 Notes") will be issued in an aggregate principal amount of $1,200,000,000. The Senior Notes due March 15, 2020 (the "5.200% 2020 Notes")

will be issued in an aggregate principal amount of $1,300,000,000. The Senior Notes due March 15, 2040 (the "6.350% 2040 Notes" and together with the 3.550% 2015 Notes, and the 5.200% 2020 Notes, the "notes") will be issued in an aggregate principal amount of $500,000,000. The 3.550% 2015 Notes, the 5.200% 2020 Notes and the 6.350% 2040 Notes are each referred to herein as a "series" of notes. Additional notes of either series may be issued under the indenture from time to time in an unlimited amount; provided that any such additional notes will be issued with CUSIP numbers that are different than the existing notes. Any additional notes will be part of the same series as the applicable series of notes offered hereby and will vote on all matters with the notes of such series offered in this offering. The 3.550% 2015 Notes will mature on March 15, 2015. The 5.200% 2020 Notes will mature on March 15, 2020. The 6.350% 2040 Notes will mature on March 15, 2040.

        Interest on each series of notes will accrue at the applicable rate per annum set forth on the cover page of this prospectus, and will be payable semiannually in cash on each March 15 and September 15, commencing September 15, 2010, to holders of record on the immediately preceding March 1 and September 1, respectively. Interest on the notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance. Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months.

        The notes will be payable both as to principal and interest at our office or agency maintained for such purpose or, at our option, payment of interest may be made by check mailed to the holders of the notes at their respective addresses set forth in the register of holders of notes. Until otherwise designated by us, our office or agency will be the office of the Trustee maintained for such purpose.

Optional redemption

        At any time and from time to time we may redeem all or any portion of the notes of any series outstanding at a redemption price equal to the greater of:

  •
  100% of the aggregate principal amount of the notes to be redeemed, and

  •
  an amount equal to sum of the present values of the remaining scheduled payments of principal of and interest on the notes to be redeemed (excluding accrued and unpaid interest to the redemption date and subject to the right of holders on the relevant record date to receive interest due on the relevant interest payment date) discounted from their scheduled date of payment to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using a discount rate equal to: (i) the Treasury Rate plus 20 basis points in the case of the 3.550% 2015 Notes, (ii) the Treasury Rate plus 25 basis points in the case of the 5.200% 2020 Notes and (iii) the Treasury Rate plus 30 basis points in the case of the 6.350% 2040 Notes,

  •
  plus, in each of the above cases, accrued and unpaid interest, if any, to such redemption date.

        "Comparable Treasury Issue" means, the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term ("Remaining Life") of a note being redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the Remaining Life of such notes.

        "Comparable Treasury Price" means, with respect to any redemption date for any note: (1) the average of the Reference Treasury Dealer Quotations for that redemption date, after excluding the highest and lowest of four such Reference Treasury Dealer Quotations; or (2) if the Trustee obtains fewer than four Reference Treasury Dealer Quotations, the average of all quotations obtained by the Trustee.

        "Independent Investment Banker" means one of the Reference Treasury Dealers, to be appointed by us.

        "Reference Treasury Dealer" means four primary U.S. Government securities dealers to be selected by us.

        "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date for any note, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the Trustee by such Reference Treasury Dealer at 3:00 p.m., New York City time, on the third business day preceding such redemption date.

        "Treasury Rate" means, at the time of computation, (1) the semi-annual equivalent yield to maturity of the United States Treasury Securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) which has become publicly available at least two business days prior to the redemption date or, if such Statistical Release is no longer published, any publicly available source of similar market data) for the maturity corresponding to the Comparable Treasury Issue; provided, however, that if no maturity is within three months before or after the maturity date for the notes, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from those yields on a straight line basis, rounding to the nearest month; or (2) if that release, or any successor release, is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date. The Treasury Rate will be calculated on the third business day preceding the redemption date.

Selection and notice

        If less than all of the notes of any series are to be redeemed at any time, selection of notes of such series for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed or, if the notes are not so listed, on a pro rata basis, by lot or by such other method as the Trustee deems fair and appropriate; provided that no notes with a principal amount of $2,000 or less shall be redeemed in part. Notice of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. If any note is to be redeemed in part only, the notice of redemption that relates to such note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note. On and after the redemption date, so long as we do not default in the payment of the redemption price, interest will cease to accrue on notes or portions thereof called for redemption.

Change of control and rating decline

        Upon the occurrence of a Change of Control Triggering Event, we will be required to make an offer (a "Change of Control Offer") to each holder of notes to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder's notes at a purchase price equal to 101% of the aggregate principal amount thereof, together with accrued and unpaid interest thereon to the date of repurchase (the "Change of Control Payment"). Within 30 days following any Change of Control Triggering Event, we will be required to mail a notice to each holder stating:

          (1)   that the Change of Control Offer is being made pursuant to the covenant entitled "Change of control and rating decline";

          (2)   the purchase price and the purchase date, which shall be no earlier than 30 days nor later than 45 days after the date such notice is mailed (the "Change of Control Payment Date");

          (3)   that any notes not tendered will continue to accrue interest in accordance with the terms of the indenture;

          (4)   that, unless we default in the payment of the Change of Control Payment, all notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control Payment Date;

          (5)   that holders will be entitled to withdraw their election if the paying agent receives, not later than the close of business on the second business day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount of notes delivered for purchase, and a statement that such holder is unconditionally withdrawing its election to have such notes purchased;

          (6)   that holders whose notes are being purchased only in part will be issued new notes equal in principal amount to the unpurchased portion of the notes surrendered, which unpurchased portion must be equal to $2,000 in principal amount or an integral multiple of $1,000 in excess thereof; and

          (7)   any other information material to such holder's decision to tender notes.

        We will not be required to make a Change of Control Offer following a Change of Control Triggering Event if a third party makes a Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by us and purchases all notes validly tendered and not withdrawn under such Change of Control Offer. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control Triggering Event, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making the Change of Control Offer.

        We will be required to comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the notes required in the event of a Change of Control Triggering Event. Due to the terms of other indebtedness to which we and our Subsidiaries are or may in the future be subject, we may not be able to repurchase all of the notes tendered upon a Change of Control Triggering Event. See "Risk factors—Risks related to the notes—We may be unable to purchase the notes upon a change of control triggering event." If we fail to repurchase all of the notes tendered for purchase upon a Change of Control Triggering Event, such failure will constitute an Event of Default. In addition, the terms of other indebtedness to which we may be subject may prohibit us from purchasing the notes or offering to purchase the notes, and a Change of Control Offer or a Change of Control Payment could trigger a default or event of default under the terms of such indebtedness. If we are unable to obtain the consent of the holders of any such other indebtedness to make a Change of Control Offer or make the Change of Control Payment or to repay such indebtedness, a Default or Event of Default may occur. See "—Events of default."

        Except as described above with respect to a Change of Control Triggering Event, the indenture will not contain any provisions that permit the holders of the notes to require that we repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

Certain covenants

        Limitation on liens.    The indenture provides that we shall not, and shall not permit any of our Subsidiaries to, directly or indirectly, create or assume any Indebtedness for borrowed money that is secured by a Lien on any asset now owned or hereafter acquired, or on any income or profits therefrom or assign or convey any right to receive income therefrom, except Permitted Liens.

        Limitation on sale and leasebacks.    The indenture provides that we will not, and will not permit any of our Subsidiaries to, enter into any arrangement with any person pursuant to which we or any of our Subsidiaries leases any property that has been or is to be sold or transferred by us or our Subsidiaries to such person (a "Sale and Leaseback Transaction"), except that a Sale and Leaseback Transaction is permitted if we or such Subsidiary would be entitled to secure the property to be leased by a Lien (without equally and ratably securing the outstanding notes) in an amount equal to the present value of the lease payments with respect to the term of the lease remaining on the date as of which the amount is being determined, discounted at the rate of interest set forth or implicit in the terms of the lease, compounded semi-annually (such amount is referred to as the "Attributable Debt").

        In addition, permitted Sale and Leaseback Transactions not subject to the limitation above and not included in calculating Attributable Debt for purposes of the provisions described in "—Limitation on liens" above include:

  •
  temporary leases for a term, including renewals at the option of the lessee, of not more than three years;

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  leases between only us and a Subsidiary of ours or only between our Subsidiaries; and

  •
  leases of property executed by the time of, or within 18 months after the latest of, the acquisition, the completion of construction or improvement, or the commencement of commercial operation of the property.

        Limitation on activities of the co-issuer.    The indenture provides that DIRECTV Financing may not hold any material assets, become liable for any material obligations, engage in any trade or business, or conduct any business activity, other than the issuance of Equity Interests to the Issuer or any Wholly Owned Subsidiary of the Issuer, the incurrence of Indebtedness as a co-obligor or guarantor of the notes, the Exchange Notes, if any, the Senior Secured Credit Facility and any other Indebtedness incurred by the Issuer. Neither the Issuer nor any Subsidiary of the Issuer shall engage in any transactions with DIRECTV Financing in violation of the immediately preceding sentence.

        Additional subsidiary guarantees.    If any of our Domestic Subsidiaries, including any Domestic Subsidiary that we or any of our Subsidiaries may organize, acquire or otherwise invest in after the date of the indenture that is not a Guarantor guarantees or becomes otherwise obligated under the Senior Secured Credit Facility or the Existing Notes, then such Domestic Subsidiary shall (i) execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Domestic Subsidiary shall unconditionally guarantee all of the Issuer's obligations under the notes and the indenture on the terms set forth in the indenture and (ii) deliver to the Trustee an opinion of counsel that such supplemental indenture has been duly authorized, executed and delivered by such Domestic Subsidiary and constitutes a legal, valid, binding and enforceable obligation of such Domestic Subsidiary. Thereafter, such Domestic Subsidiary shall be a Guarantor for all purposes of the indenture; provided, however, that to the extent that a Domestic Subsidiary is subject to any instrument governing Acquired Debt, as in effect at the time of acquisition thereof, that prohibits such Domestic Subsidiary from issuing a Guarantee, such Domestic Subsidiary shall not be required to execute such a supplemental indenture until it is permitted to issue such Guarantee pursuant to the terms of such Acquired Debt; provided, further, however, that any such Guarantee shall be released as provided under the last paragraph above under "—The guarantees."

        Merger, consolidation or sale of assets.    The indenture provides that we shall not consolidate or merge with or into (whether or not we are the surviving entity), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our properties or assets in one or more related transactions to, another person unless:

          (a)   we are the surviving person or the person formed by or surviving any such consolidation or merger (if other than us) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation, limited partnership or limited liability company organized or existing under the laws of the United States, any state thereof or the District of Columbia;

          (b)   the person formed by or surviving any such consolidation or merger (if other than us) or the person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all our obligations pursuant to a supplemental indenture in form reasonably satisfactory to the Trustee, under the notes and the indenture; and

          (c)   immediately after such transaction, no Default or Event of Default exists.

        The indenture provides that each Guarantor (other than any Guarantor whose Guarantee is to be released in accordance with the terms of such Guarantee and the indenture) will not, and we will not cause or permit any Guarantor to, consolidate or merge with or into (whether or not such Guarantor is the surviving entity), or sell, assign, transfer, lease, convey, or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any person other than to us or a Guarantor unless:

          (a)   the Guarantor is the surviving person or the person formed by or surviving any such consolidation or merger (if other than the Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation, limited partnership or limited liability company organized or existing under the laws of the United States, any state thereof or the District of Columbia;

          (b)   the person formed by or surviving any such consideration or merger (if other than the Guarantor) or the person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Guarantor, pursuant to a supplemental indenture in form reasonably satisfactory to the Trustee, under the notes and the indenture; and

          (c)   immediately after such transaction, no Default or Event of Default exists.

        Reports.    Whether or not required by the rules and regulations of the Commission, so long as any notes are outstanding, the indenture provides that the Issuers will furnish to the holders of notes all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Issuers were required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the independent registered public accounting firm of the Issuers; provided, however, that to the extent such reports are filed with the Commission and publicly available, no additional copies need be provided to holders of the notes. The Issuers will be deemed to have satisfied the requirements of this paragraph if (i) any Parent files and provides reports, documents and information of the types otherwise so required, in each case within the applicable time periods, (ii) such Parent does not have any material assets or liabilities other than direct or indirect interests in the Issuers, and (iii) the Issuers are not required to file such reports, documents and information separately under the applicable rules and regulations of the Commission (after giving effect to any exemptive relief) because of the filings by such Parent.

Events of default

        The indenture provides that each of the following constitutes an Event of Default with respect to each series of notes:

          (a)   default for 30 days in the payment when due of interest or additional interest, if any, on the notes of such series;

          (b)   default in payment when due of principal of or premium, if any, on the notes of such series at maturity, upon repurchase, redemption or otherwise;

          (c)   failure to comply with the provisions described under "—Change of control and rating decline" or "—Certain covenants—Merger, consolidation or sale of assets";

          (d)   default under any other provision of the indenture or the notes of such series, which default remains uncured for 60 days after notice from the Trustee or the holders of at least 25% of the aggregate principal amount then outstanding of the notes of such series;

          (e)   there shall occur any (i) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by us and any of our Subsidiaries (or the payment of which is guaranteed by us and any of our Subsidiaries) other than the indebtedness evidenced by the Existing Notes, which default is caused by a failure to pay the principal of such Indebtedness at the final stated maturity thereof within the grace period provided in such Indebtedness (a "Payment Default"), and the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default, aggregates $100 million or more or (ii) "Event of Default" under and as defined in any indenture governing any of the Existing Notes (but only for so long as the Existing Notes issued thereunder remain outstanding and such "Event of Default" has not been cured or waived, in accordance with such indenture) whether or not any of the Existing Notes have been accelerated in accordance with the terms of the indentures governing the Existing Notes;

          (f)    default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by us and any of our Subsidiaries (or the payment of which is guaranteed by us or any of our Subsidiaries) other than the indebtedness evidenced by the Existing Notes, which default results in the acceleration of such Indebtedness prior to its express maturity not rescinded or cured within 30 days after such acceleration, and the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $100 million or more;

          (g)   failure by us and any of our Subsidiaries to pay final judgments (other than any judgment as to which a reputable insurance company has accepted full liability) aggregating $100 million or more, which judgments are not stayed within 60 days after their entry;

          (h)   certain events of bankruptcy or insolvency with respect to DIRECTV Holdings, DIRECTV Financing or any Significant Subsidiary of DIRECTV Holdings (including the filing of a voluntary case, the consent to an order of relief in an involuntary case, the consent to the appointment of a custodian, a general assignment for the benefit of creditors or an order of a court for relief in an involuntary case, appointing a custodian or ordering liquidation, which order remains unstayed for 60 days); and

          (i)    any Guarantee of a Significant Subsidiary with respect to the notes of such series shall be held in a judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect, or any Guarantor that qualifies as a Significant Subsidiary, or any person acting on behalf of any Guarantor that qualifies as a Significant Subsidiary, shall deny or disaffirm its obligations under its Guarantee of such series of notes.

        If any Event of Default occurs and is continuing, the Trustee or the holders of at least 25% of the aggregate principal amount then outstanding of the notes of any series may declare all the notes of such series to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from the events of bankruptcy or insolvency with respect to DIRECTV Holdings or DIRECTV Financing described in clause (h) above, all outstanding notes will become due and payable without further action or notice. Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding notes of any series may direct the Trustee in its exercise of any trust or power with respect to such series. The Trustee may withhold from holders of the notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in such holders' interest.

        In the event the notes are accelerated as a result of an Event of Default specified in clause (e)(ii) above, such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of the acceleration of the notes) shall be annulled, waived and rescinded, automatically and without action by the Trustee or the Holders, if (i) such rescission would not conflict with any judgment or decree and (ii) within 60 days following the occurrence of such Event of Default:

          (1)   the applicable Existing Notes have been redeemed, repaid or discharged in full; or

          (2)   the Trustee thereunder or the requisite holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to the Event of Default; or

          (3)   the default that is the basis for the Event of Default has been cured.

        The holders of a majority in aggregate principal amount then outstanding of the notes of any series, by notice to the Trustee, may on behalf of the holders of all of the notes of such series waive any existing Default or Event of Default and its consequences under the indenture, except a continuing Default or Event of Default in the payment of interest or premium on, or principal of, the notes of such series.

        We will be required to deliver to the Trustee annually a statement regarding compliance with the indenture, and we will be required upon becoming aware of any Default or Event of Default to deliver to the Trustee a statement specifying such Default or Event of Default.

        All powers of the Trustee under the indenture will be subject to applicable provisions of the Communications Act, including without limitation, the requirements of prior approval for de facto or de jure transfer of control or assignment of Title III licenses.

No personal liability of directors, owners, employees, incorporators and stockholders

        No director, owner, officer, employee, incorporator or stockholder of us or any of our Affiliates, as such, shall have any liability for any obligations of us or any of our Affiliates under the notes, the Guarantees or the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

Legal defeasance and covenant defeasance

        The indenture provides that with respect to the notes of any series, we may, at our option and at any time, elect to have all obligations discharged with respect to the outstanding notes of such series ("Legal Defeasance"). Such Legal Defeasance means that we will be deemed to have paid and discharged the entire indebtedness represented by the outstanding notes of the applicable series, except for:

          (a)   the rights of holders of outstanding notes to receive payments in respect of the principal of, premium, if any, and interest on the notes when such payments are due, or on the redemption date, as the case may be;

          (b)   our obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

          (c)   the rights, powers, trust, duties and immunities of the Trustee, and our obligations in connection therewith; and

          (d)   the Legal Defeasance provisions of the indenture.

        In addition, the indenture provides that with respect to the notes of any series, we may, at our option and at any time, elect to have all obligations released with respect to certain covenants that are described in the indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the notes of such series. If Covenant Defeasance occurs, certain events (not including nonpayment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of default" will no longer constitute an Event of Default with respect to the notes of the applicable series.

        In order to exercise either Legal Defeasance or Covenant Defeasance, the indenture provides that with respect to the notes of any series:

            (i)  we must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the notes of the applicable series, cash in U.S. dollars, noncallable U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants selected by the Trustee, to pay the principal of, premium, if any, and interest on the outstanding notes of such series on the stated maturity or on the applicable optional redemption date, as the case may be;

           (ii)  in the case of Legal Defeasance, we shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that:

            (A)  we have received from, or there has been published by, the Internal Revenue Service a ruling or

            (B)  since the date of the indenture, there has been a change in the applicable federal income tax law, in each case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the notes of such series will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance, and will be subject to federal income tax in the same amount, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

          (iii)  in the case of Covenant Defeasance, we shall have delivered to the Trustee an opinion of counsel reasonably acceptable to such Trustee confirming that the holders of the notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

          (iv)  no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

           (v)  such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, the indenture or any other material agreement or instrument to which we or any of our Subsidiaries is a party or by which we or any of our Subsidiaries is bound;

          (vi)  we shall have delivered to the Trustee an officers' certificate stating that the deposit was not made by us with the intent of preferring the holders of the notes over any of our other creditors or with the intent of defeating, hindering, delaying or defrauding any of its other creditors or others; and

         (vii)  we shall have delivered to the Trustee an officers' certificate stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance relating to the notes of such series have been complied with.

Satisfaction and discharge

        The indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the notes, as expressly provided for in the indenture) as to all outstanding notes of any series when:

          (1)   either:

            (a)   all the notes of such series, theretofore authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from such trust) have been delivered to the Trustee for cancellation; or

            (b)   all notes of such series not theretofore delivered to the Trustee for cancellation have become due and payable and the Issuer has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the notes of such series not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the notes of such series to the date of deposit together with irrevocable instructions from the Issuer directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

          (2)   the Issuer has paid all other sums payable under the indenture by the Issuer; and

          (3)   the Issuer has delivered to the Trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture with respect to such series of notes have been complied with; provided, however, that such counsel may rely, as to matters of fact, on a certificate or certificates of officers of the Issuer.

Amendment, supplement and waiver

        Except as provided in the next paragraph, the indenture and the notes of any series issued thereunder may be amended or supplemented as it relates to such series of notes with the consent of the holders of at least a majority of the aggregate principal amount of notes of such series then outstanding (including consents obtained in connection with a tender offer or exchange offer for notes of such series), and any existing default or compliance with any provision of the indenture or the notes of such series may be waived with the consent of the holders of a majority of the aggregate principal amount of notes of such series then outstanding (including consents obtained in connection with a tender offer or exchange offer for the notes).

        Without the consent of each holder affected, however, an amendment or waiver may not (with respect to any note held by a nonconsenting holder):

          (a)   reduce the aggregate principal amount of notes whose holders must consent to an amendment, supplement or waiver;

          (b)   reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the amount of redemption premium on the notes;

          (c)   reduce the rate of or change the time for payment of interest on any notes;

          (d)   waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

          (e)   make any note payable in money other than that stated in the notes;

          (f)    make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of or interest on the notes;

          (g)   waive a redemption payment or mandatory redemption with respect to any note;

          (h)   amend, change or modify in any material respect the obligation of the Issuer to make and consummate a Change of Control Offer in the event of a Change of Control Triggering Event after such Change of Control Triggering Event has occurred; or

          (i)    make any change in the foregoing amendment and waiver provisions.

        Notwithstanding the foregoing, without the consent of any holder of notes, the Issuers, the Guarantors and the Trustee may amend or supplement the indenture or the notes or the Guarantees to cure any ambiguity, defect or inconsistency, to provide for uncertificated notes or Guarantees in addition to or in place of certificated notes or Guarantees (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code), to provide for the assumption of the obligations of the Issuers or any Guarantor to holders of the notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the holders of the notes or that does not adversely affect the legal rights under the indenture of any such holder, or to comply with requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act.

        The consent of the noteholders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

Concerning the trustee

        The indenture contains certain limitations on the rights of the Trustee, if the Trustee becomes a creditor of us or our Subsidiaries, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions with the Issuers and their Subsidiaries; however, if the Trustee acquires any conflicting interest, it must eliminate such conflict within 90 days, apply to the Commission for permission to continue as Trustee or resign.

        With respect to the notes of any series, the holders of a majority in principal amount of the then outstanding notes of such series will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his or her own affairs. The Trustee will not be relieved from liabilities for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:

            (i)  this sentence shall not limit the preceding sentence of this paragraph;

           (ii)  the Trustee shall not be liable for any error of judgment made in good faith, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

          (iii)  the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to the first sentence of this paragraph.

        Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Certain definitions

        Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

        "2014 Notes" means $1,000 million of 4 3/4% Senior Notes due 2014 issued by us and DIRECTV Financing under an indenture dated as of September 22, 2009.

        "2015 Notes" means $1,000 million of 6 3/8% Senior Notes due 2015 issued by us and DIRECTV Financing under an indenture dated as of June 15, 2005.

        "2016 Notes" means $1,500 million of 7 5/8% Senior Notes due 2016 issued by us and DIRECTV Financing under an indenture dated as of May 14, 2008.

        "2019 Notes" means $1,000 million of 5 7/8% Senior Notes due 2019 issued by us and DIRECTV Financing under an indenture dated as of September 22, 2009.

        "Acquired Debt" means, with respect to any specified person, Indebtedness of any other person existing at the time such other person merges with or into or becomes a Subsidiary of such specified person, or Indebtedness incurred by such person in connection with the acquisition of assets, in each case so long as such Indebtedness was not incurred in connection with, or in contemplation of, such other person merging with or into or becoming a Subsidiary of such specified person or the acquisition of such assets, as the case may be.

        "Affiliate" of any specified person means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, whether through the ownership of voting securities, by agreement or otherwise; provided, however, that no individual, other than a director of Parent or us or their or our respective Subsidiaries or an officer of Parent or us or their or our respective Subsidiaries with a policy making function, shall be deemed an Affiliate of us or any of our Subsidiaries solely by reason of such individual's employment, position or responsibilities by or with respect to Parent, us or any of their or our respective Subsidiaries.

        "Board of Directors" means (a) with respect to any person that is a corporation, the Board of Directors of such person or any duly authorized committee thereof and (b) as to any other person, the functionally comparable body of such person or any duly authorized committee thereof.

        "Capital Lease Obligations" means, as to any person, the obligations of such person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at the time any determination thereof is to be made shall be the amount of the liability in respect of a capital lease that would at such time be so required to be capitalized on a balance sheet in accordance with GAAP.

        "Capital Stock" means any and all shares, interests, participations, rights or other equivalents, however designated, of corporate stock or partnership or membership interests, whether common or preferred.

        "Change of Control" means the occurrence of any one of the following:

          (1)   the consummation of any transaction (including without limitation, any merger or consolidation) the result of which is that any person (including any "person" (as that term is used in Section 13(d)(3) of the Exchange Act)) other than a Parent Company becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our outstanding Voting Stock, measured by voting power rather than number of shares;

          (2)   the first day on which the majority of the members of our Board of Directors cease to be Continuing Directors; or

          (3)   the adoption of a plan relating to the liquidation or dissolution of us.

        "Change of Control Triggering Event" means the occurrence of both a Change of Control and a Ratings Decline.

        "Consolidated Net Tangible Assets" of any person means, for any period, the total amount of assets (less applicable reserves and other properly deductible items) after deducting (1) all current liabilities and (2) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other intangibles, all as set forth on our most recent consolidated balance sheet and computed in accordance with GAAP.

        "Continuing Director" means, as of any date of determination, any member of our Board of Directors who:

          (1)   was a member of such Board of Directors on the date of the Indenture; or

          (2)   was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

        "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

        "Domestic Subsidiaries" shall mean all Subsidiaries incorporated, formed or organized under the laws of the United States of America, any State thereof or the District of Columbia.

        "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

        "Existing Notes" means the 2014 Notes, the 2015 Notes, the 2016 Notes and the 2019 Notes.

        "Existing Satellites" means the following satellites: DIRECTV 1R, DIRECTV 4S, DIRECTV 5, DIRECTV 7S, DIRECTV 8, DIRECTV 9S, DIRECTV 10, DIRECTV 11, DIRECTV 12, Spaceway 1 and Spaceway 2.

        "Fitch" means Fitch Inc., a subsidiary of Fimalac, S.A., and its successors.

        "Foreign Currency Obligations" means, with respect to any person, the obligations of such person pursuant to any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Issuer or any Subsidiary of the Issuer against fluctuations in currency values.

        "GAAP" means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are applicable as of the date of determination; provided that, except as otherwise specifically provided, all calculations made for purposes of determining compliance with the terms of the provisions of the indenture shall utilize GAAP as in effect on the date of the indenture.

        "guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

        "Guarantee" means a guarantee by a Guarantor of the notes.

        "Hedging Obligations" means, with respect to any person, the obligations of such person pursuant to any arrangement with any other person, whereby, directly or indirectly, such person is entitled to receive from time to time periodic payments calculated by applying either floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements designed to protect such person against fluctuations in interest rates.

        "Indebtedness" means, with respect to any person, any indebtedness of such person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or representing the balance deferred and unpaid of the purchase price of any property (including pursuant to capital leases) or representing any Hedging Obligations or Foreign Currency Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing (other than Hedging Obligations or Foreign Currency Obligations) would appear as a liability upon a balance sheet of such person prepared in accordance with GAAP, and also includes the guarantee of items that would be included within this definition.

        "Investment Grade" means a rating of Baa3 or better by Moody's (or its equivalent under any successor rating category of Moody's); a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P); and a rating of BBB- or better by Fitch (or its equivalent under any successor rating category of Fitch). In the event that we shall select any other Rating Agency, the equivalent of such ratings by such Rating Agency shall be used.

        "Liberty Transaction" means the mergers completed in accordance with the Agreement and Plan of Merger dated May 3, 2009, as amended, by and among The DIRECTV Group, Inc., DIRECTV, Liberty Media Corporation, Liberty Entertainment, Inc. and several wholly-owned subsidiaries of DIRECTV.

        "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent status) of any jurisdiction).

        "Parent Company" means each of (a) DIRECTV and (b) any direct or indirect Subsidiary of Parent that owns any of our Capital Stock.

        "Permitted Liens" means:

          (a)   Liens securing the notes and Liens securing any Guarantee;

          (b)   Liens securing Purchase Money Indebtedness; provided that such Liens do not extend to any assets of us or our Subsidiaries other than the assets so acquired;

          (c)   Liens to secure Indebtedness incurred for the purpose of financing all or any part of the purchase price or cost of instruction or improvement of property, plant or equipment or the purchase price or construction, improvement or launch of satellites (other than Existing Satellites) for use in our business or the business of any Subsidiary; provided that such Liens do not apply to any assets other than the property acquired, constructed or improved or the satellite constructed, improved or launched (and in the case of any such satellite, other than any Existing Satellite, the related orbital slots, licenses and other related assets);

          (d)   Liens on property of a person existing at the time such person is merged into or consolidated with us or any Subsidiary of the Issuer; provided that such Liens were not incurred in connection with, or in contemplation of, such merger or consolidation, other than in the ordinary course of business;

          (e)   Liens on property of a Subsidiary of the Issuer at the time that it becomes a Subsidiary of the Issuer pursuant to the terms of the indenture; provided that such Liens were not incurred in connection with, or contemplation of, becoming a Subsidiary of the Issuer;

          (f)    Liens on property existing at the time of acquisition thereof by us or any Subsidiary of us; provided that such Liens were not incurred in connection with, or in contemplation of, such acquisition and do not extend to any assets of us or any Subsidiary of the Issuer other than the property so acquired;

          (g)   Liens to secure the performance of statutory obligations, surety or appeal bonds or performance bonds, or landlords', carriers', warehousemen's, mechanics', suppliers', materialmen's or other like Liens, in any case incurred in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate process of law, if a reserve or other appropriate provision, if any, as is required by GAAP shall have been made therefor;

          (h)   Liens existing on the date of the indenture securing Indebtedness existing on the date of the indenture or incurred pursuant to commitments outstanding on the date of the indenture;

          (i)    Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

          (j)    any interest or title of a lessor under any Capital Lease Obligations;

          (k)   Liens (other than Liens created or imposed under ERISA) incurred or deposits made by us or any of our Subsidiaries in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

          (l)    easements, rights-of-way, covenants, restrictions (including zoning restrictions), minor defects or irregularities in title and other similar charges or encumbrances not, in any material respect, impairing the use of the encumbered property for its intended purposes;

          (m)  normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions;

          (n)   Liens not provided for in clauses (a) through (m) above securing Indebtedness incurred in compliance with the terms of the indenture so long as the notes are secured by the assets subject to such Liens on an equal and ratable basis or on a basis prior to such Liens; provided that to the extent that such Lien secured Indebtedness that is subordinated to the notes, such Lien shall be subordinated to and be later in priority than the notes on the same basis;

          (o)   extensions, renewals or refundings of any Liens referred to in clauses (a) through (n) above; provided that any such extension, renewal or refunding does not extend to any assets or secure any Indebtedness not securing or secured by the Liens being extended, renewed or refinanced; and

          (p)   other Liens arising in connection with our Indebtedness and our Subsidiaries' Indebtedness, in an aggregate principal amount for us and our Subsidiaries together with the amount of Attributable Indebtedness incurred in connection with Sale and Leaseback Transactions, not exceeding at the time such lien is issued, created or assumed 15% of our Consolidated Net Tangible Assets.

        "person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust or unincorporated organization (including any subdivision or ongoing business of any such entity or substantially all of the assets of any such entity, subdivision or business).

        "Rating Agency" means each of Moody's, S&P and Fitch; provided, that if any of Moody's, S&P and Fitch ceases to provide rating services to issuers or investors, we may appoint a replacement for such Rating Agency that is reasonably acceptable to the trustee under the Indenture.

        "Ratings Decline" means within 60 days after the earlier of, (i) the occurrence of a Change of Control or (ii) public notice of the occurrence of a Change of Control or the intention by us or any Parent Company to effect a Change of Control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) (the "Trigger Period"), the rating of the notes shall be reduced by at least two Rating Agencies and the notes shall be rated below Investment Grade by each of the Rating Agencies. Unless at least two of the three Rating Agencies are providing a rating for the notes at the commencement of any Trigger Period, the notes will be deemed to have had a Ratings Decline to below Investment Grade by at least two of the three Rating Agencies during that Trigger Period.

        "Senior Secured Credit Facility" means any credit agreement to which the Issuer and/or one or more of its Domestic Subsidiaries is party from time to time including without limitation the credit agreement dated as of April 13, 2005 by and among the Issuer, as borrower, the lenders party thereto from time to time, Bank of America N.A., as administrative agent, and JPMorgan Chase Bank, N.A., as syndication agent, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement exchanging, extending the maturity of, refinancing, renewing, replacing, substituting or otherwise restructuring, whether in the bank or debt capital markets (or combination thereof) (including increasing the amount of available borrowings thereunder or adding Subsidiaries as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

        "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X promulgated pursuant to the Securities Act, as such regulation is in effect on the date of the indenture.

        "Subsidiary" or "Subsidiaries" means, with respect to any person, any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such person or one or more of the other Subsidiaries of such person or a combination thereof.

        "Voting Stock" with respect to any person, means securities of any class of Capital Stock of such person entitling the holders thereof (whether at all times or only so long as no senior class of stock or other relevant equity interest has voting power by reason of any contingency) to vote in the election of members of the Board of Directors of such person.

        "Wholly Owned Subsidiary" means, with respect to any person, any Subsidiary all of the outstanding voting stock (other than directors' qualifying shares) of which is owned by such person, directly or indirectly.

Form of Registered Notes

        The certificates representing the registered notes will be issued in fully registered forms, without coupons. Except as described in the next paragraph, the registered notes will be deposited with, or on behalf of, DTC, and registered in the name of Cede & Co., as DTC's nominee, in the form of a global note. Holders of the registered notes will own book-entry interests in the global note evidenced by records maintained by DTC.

        Book-entry interests may be exchanged for certificated notes of like tenor and equal aggregate principal amount, if

          (1)   DTC notifies us that it is unwilling or unable to continue as depositary or we determine that DTC is unable to continue as depositary and we fail to appoint a successor depositary within 90 days,

          (2)   we provide for the exchange pursuant to the terms of the indenture, or

          (3)   we determine that the book-entry interests will no longer be represented by global notes and we execute and deliver to the trustee instructions to that effect.

        As of the date of this prospectus, no certificated notes are issued and outstanding.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

        The following is a summary of the material U.S. federal income tax consequences relating to the exchange of original notes for registered notes in the exchange offer. It does not contain a complete analysis of all the potential tax considerations relating to the exchange. This summary is limited to holders of original notes that hold the original notes as "capital assets" (in general, assets held for investment). Special situations, such as the following, are not addressed:

  •
  tax consequences to holders that may be subject to special tax treatment, such as tax-exempt entities, dealers in securities or currencies, financial institutions, insurance companies, regulated investment companies, brokers, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings or corporations that accumulate earnings to avoid U.S. federal income tax;

  •
  tax consequences to persons holding notes as part of a hedging, integrated, constructive sale or conversion transaction or a straddle or other risk reduction transaction;

  •
  tax consequences to holders whose "functional currency" is not the U.S. dollar;

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  tax consequences to persons who hold notes through a partnership or similar pass-through entity;

  •
  tax consequences to certain expatriates and former long-term residents of the U.S.;

  •
  alternative minimum tax, gift tax or estate tax consequences, if any; or

  •
  any state, local or foreign tax consequences.

        The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended, existing and proposed Treasury regulations promulgated thereunder, and rulings, judicial decisions and administrative interpretations thereunder, in effect as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below.

Consequences of Tendering Notes

        The exchange of your original notes for registered notes in the exchange offer should not constitute a material modification of the terms of the notes and therefore would not constitute a taxable event for federal income tax purposes. Accordingly, the exchange of your original notes for registered notes would have no federal income tax consequences to you. For example, there would be no change in your tax basis and your holding period would carry over to the registered notes. In addition, the federal income tax consequences of holding and disposing of your registered notes would be the same as those applicable to your original notes.

        The preceding discussion of the material U.S. federal income tax consequences is for general information only and is not tax advice. Accordingly, each investor is urged to consult its own tax advisor as to the particular tax consequences to it of exchanging old notes for registered notes, including the applicability and effect of any state, local or foreign tax laws, and of any proposed changes in applicable laws.

 PLAN OF DISTRIBUTION

        Each broker-dealer that receives registered notes in the exchange offer for its own account must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of such notes. We reserve the right in our sole discretion to purchase or make offers for, or to offer registered notes for, any original notes that remain outstanding subsequent to the expiration of the exchange offer pursuant to this prospectus or otherwise and, to the extent permitted by applicable law, purchase original notes in the open market, in privately negotiated transactions or otherwise. This prospectus, as it may be amended or supplemented from time to time, may be used by all persons subject to the prospectus delivery requirements of the Securities Act, including broker-dealers in connection with resales of registered notes received in the exchange offer, where such notes were acquired as a result of market-making activities or other trading activities and may be used by us to purchase any Notes outstanding after expiration of the exchange offer. We have agreed that, for a period of 180 days from the date on which the exchange offer is completed, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

        We will not receive any proceeds from any sale of registered notes by broker-dealers. Registered notes received by broker-dealers in the exchange offer for their own account may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the registered notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such registered notes. Any broker-dealer that resells registered notes that were received by it in the exchange offer for its own account and any broker or dealer that participates in a distribution of such Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of such Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        For a period of 180 days from the date on which the exchange offer is completed, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, including the reasonable fees and expenses of counsel to the initial purchaser of the original notes, other than commissions or concessions of any brokers or dealers and will indemnify holders of the Notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

        Weil, Gotshal & Manges LLP, New York, New York has passed upon the validity of the notes and guarantees on behalf of the issuers.

EXPERTS

        The consolidated financial statements, and the related financial statement schedule, incorporated in this Prospectus by reference from DIRECTV Holdings LLC's Annual Report on Form 10-K for the year ended December 31, 2009, and the effectiveness of DIRECTV Holdings LLC's internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

        We have not authorized any dealer, salesperson, or other person to give any information or represent anything to you other than the information contained in this prospectus or the letter of transmittal. You must not rely on unauthorized information or representations.

        This prospectus and the letter of transmittal do not offer to sell or ask you to buy any securities in any jurisdiction where it is unlawful, where the person making the offer is not qualified to do so, or to any person who cannot legally be offered the securities.

        The information in this prospectus is current only as of the date on its cover, and may change after that date. For any time after the cover date of this prospectus, we do not represent that our affairs are the same as described or that the information in this prospectus is correct—nor do we imply those things by delivering this prospectus or selling securities to you.

Dealer Prospectus Delivery Obligation

        Until                        , 2010, all dealers that effect transactions in the original notes or the registered notes, whether or not participating in the exchange offer, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

$3,000,000,000

DIRECTV Holdings LLC
DIRECTV Financing Co., Inc.

OFFER TO EXCHANGE ALL OUTSTANDING

$1,200,000,000 3.550% Senior Notes due 2015
$1,300,000,000 5.200% Senior Notes due 2020
$500,000,000 6.350% Senior Notes due 2040

FOR NEWLY-ISSUED, REGISTERED

$1,200,000,000 3.550% Senior Notes due 2015
$1,300,000,000 5.200% Senior Notes due 2020
$500,000,000 6.350% Senior Notes due 2040

That Have Been Registered Under the Securities Act of 1933

PROSPECTUS

                        , 2010

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers.

Delaware Corporations

        DIRECTV Financing Co., Inc., DIRECTV Customer Services, Inc., DIRECTV Merchandising, Inc., DIRECTV Programming Holdings I, Inc., and DIRECTV Programming Holdings II, Inc. (the "Delaware Corporations") are each Delaware corporations. Subsection (b)(7) of Section 102 of the Delaware General Corporation Law enables a corporation in its original certificate of incorporation or an amendment to its certificate of incorporation to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for violations of the director's fiduciary duty, except (1) for any breach of the director's duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (4) for any transactions from which a director derived an improper personal benefit.

        Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with the action, suit or proceeding provided that the director or officer acted in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, provided further that the director or officer has no reasonable cause to believe his conduct was unlawful.

        Subsection (b) of Section 145 empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with the action, suit or proceeding provided that the director or officer acted in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, provided further that the director or officer has no reasonable cause to believe his conduct was unlawful.

        Subsection (b) of Section 145 empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of the action or suit provided that the director or officer acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which the director or officer shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which the action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the director or officer is fairly and reasonably entitled to indemnity for the expenses which the Court of Chancery or another court shall deem proper.

        Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue of matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification and advancement of expenses provided for, by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which the indemnified parry may be entitled; and empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture trust or other enterprise against any liability asserted against him or incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against liabilities under Section 145.

        By-law Provisions on Indemnification.    Article V of each of the By-laws of the Delaware Corporations sets forth the extent to which the directors, officers, and employees of the Delaware Corporations may be indemnified by the Delaware Corporations against liabilities which they may incur while serving in such capacity. Article V generally provides that the Delaware Corporations shall indemnify, to the full extent permitted by the law, the directors and officers of the Delaware Corporations (and to such person's heirs, executors, administrators or other legal representatives) who are or were a party to any threatened, pending, or contemplated action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was the director or officer of the Delaware Corporations, or is or was serving at the request of the Delaware Corporations as a director, officer, employee, fiduciary or member of any other corporation, partnership, joint venture, trust, organization or other enterprise. The Delaware Corporations shall pay the expenses of such directors and officers incurred in defending any proceeding in advance of its final disposition, provided that the director or officer makes an undertaking to repay all amounts advance if it is ultimately determined that the director or officer is not entitled to be indemnified.

        Article V additionally generally provides that the Delaware Corporations may indemnify, to the full extent permitted by the law, every employee who is not a director or officer of the Delaware Corporations (and to such person's heirs, executors, administrators or other legal representatives) under terms similar to the indemnification of officers and directors described in the preceding paragraph. The advancement of expenses of an employee who is not an officer or director shall be made in a manner provided for by the Board of Directors.

        To the extent permitted by the law, the Board of Directors may authorize the purchase and maintenance of insurance to indemnify or insure directors, officers and employees against liability in instances in which they may not otherwise be indemnified by the Delaware Corporations under the provisions of Article V.

        The rights conferred by Article V are not exclusive of any other rights which a person may have or acquire under any statute, provision of the certificate of incorporation, by-laws, agreement, vote of stockholders or disinterested directors or otherwise.

        The above discussion of the By-Laws of the Delaware Corporations and of the DGCL is not intended to be exhaustive and is qualified in its entirety by such By-Laws and the DGCL.

Delaware LLCs

        DIRECTV Holdings LLC, DIRECTV Enterprises, LLC, and DIRECTV Home Services, LLC (the "Delaware LLCs") are each limited liability companies organized under the laws of the State of Delaware. Section 18-108 of the Delaware Limited Liability Company Act, or the DLLC Act, provides that a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever, subject to the standards and restrictions, if any, set forth in its limited liability company agreement.

        Section 18 of the limited liability company agreement of DIRECTV Holdings, LLC and Section 20 of the limited liability company agreement of DIRECTV Enterprises, LLC and DIRECTV Home Services, LLC (collectively, the "LLC Agreements") provide that none of the member, any director, any officer or any respective affiliates (each, an "Indemnitee") shall be liable, in damages or otherwise, to the Delaware LLCs or the member for any act or omission performed or omitted to be performed pursuant to authority granted by the LLC Agreements, except if such act or omission results from such Indemnitee's own gross negligence, willful misconduct, criminal conduct, or material breach of the LLC Agreements. Additionally, each Indemnitee shall be entitled to be indemnified and held harmless to the full extent permitted by the law, against all claims, liabilities and expenses of whatever nature (including reasonable attorneys' fees and disbursements), judgments, fines, settlements, and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which an Indemnitee may be involved, or threatened to be involved, as a party or otherwise, arising out of or incidental to the business of the Delaware LLCs, regardless of whether an Indemnitee continues to be an Indemnitee at the time any such liability or expense is paid or incurred, if (i) the Indemnitee acted in good faith and in a manner such Indemnitee reasonably believed to be in, or not opposed to, the interests of the Delaware LLCs, and (ii) the Indemnitee's conduct would entitle him to indemnification. The Delaware LLCs will pay expenses (including reasonable attorneys' fees and disbursements) incurred in defending a proceeding in advance of the final disposition of the proceeding upon receipt of an undertaking by the Indemnitee to repay such amount if a court of competent jurisdiction determines the Indemnitee is not entitled to be indemnified by the Delaware LLCs as authorized in the LLC Agreements. These rights of indemnification are in addition to any rights to which such director or officer may otherwise be entitled by contract or as a matter of law and shall extend to his successors and assigns. The Delaware LLCs may purchase and maintain insurance on behalf of an Indemnitee and other persons against any liability which may be asserted against, or expense which may be incurred by, any such person in connection with activities of the Delaware LLCs.

        The above discussion of the LLC Agreements and of the DLLC Act is not intended to be exhaustive and is qualified in its entirety by the LLC Agreements and the DLLC Act.

California Corporations

        DIRECTV, Inc. and LABC Productions, Inc. ("the California Corporations") are each corporations domiciled in California. Section 317 of the General Corporation Law of California ("GCLC") sets forth the provisions pertaining to the indemnification of corporate "agents." For purposes of this law, an agent is any person who is or was a director, officer, employee or other agent of the California Corporations, or is or was serving at the request of the California Corporations in such capacity with respect to any other corporation, partnership, joint venture, trust or other enterprise, or was a director, officer, employee or other agent of a predecessor corporation of the California Corporations or of another enterprise at the request of such predecessor corporation. Section 317 mandates the California Corporations' indemnification of agents where the agent's defense of a proceeding is successful on the merits. In other cases, Section 317 allows the California Corporations to indemnify agents for expenses (including amounts paid to defend, settle or otherwise dispose of a threatened or pending action, subject in some cases to court approval) if such agents acted in good faith and in a manner such agents believed to be in the best interests of the California Corporations, and if the indemnification is authorized by (1) a majority vote of a quorum of the California Corporations' Boards of Directors consisting of directors who are not party to the proceedings; (2) approval of the shareholders, with the shares owned by the person to be indemnified not being entitled to vote thereon; or (3) the court in which the proceeding is or was pending upon application by certain designated parties. Under certain circumstances, the California Corporations can indemnify an agent even when the agent is found liable. Section 317 also allows the California Corporations to advance expenses to their agents for certain actions upon receiving an undertaking by the agent that he or she will reimburse the California Corporations if the agent is found liable.

        By-law Provisions on Indemnification.    Article IV of the By-Laws of DIRECTV, Inc. and Article X of the By-laws of LABC Productions, Inc. set forth the extent to which the directors, officers, and employees of the California Corporations may be indemnified by the California Corporations against liabilities which they may incur while serving in such capacity. These By-Law Articles generally provide that the California Corporations shall indemnify, to the full extent permitted by the law, the directors and officers of the California Corporations against expenses, judgments, fines, settlements and other amounts incurred in any proceeding arising by reason of the fact that any such person is or was a director or officer of the California Corporations. A director or officer includes any person who is serving at the request of the California Corporations as a director or officer of another corporation or enterprise or was a director or officer of a corporation that was a predecessor corporation of the California Corporations or of another enterprise at the request of such predecessor corporation. The California Corporations shall pay the expenses of such directors and officers incurred in defending any proceeding in advance of its final disposition to the maximum extent permitted by law.

        The indemnification provisions in the California Corporations' By-Laws additionally provide that the Board of Directors of the respective California Corporation may either choose or refuse to indemnify or advance expenses to other agents of the corporation, except to the extent that indemnification is mandatory under the GCLC.

        The above discussion of the By-Laws of the California Corporations and of the GCLC is not intended to be exhaustive and is qualified in its entirety by such By-Laws and the GCLC.

California LLCs

        DIRECTV Operations, LLC ("DIRECTV Operations") and LABC Productions, LLC ("LABC LLC") are limited liability companies organized under the laws of the State of California.

        Section 17155 of the Beverly-Killea Limited Liability Company Act of California ("CLLCA") provides that, except for a breach of duty, the articles of organization or written operating agreement of a limited liability company may provide for indemnification of any person, including, without limitation, any manager, member, officer, employee or agent of the limited liability company, against judgments, settlements, penalties, fines or expenses of any kind incurred as a result of acting in that capacity. The CLLCA further provides that a limited liability company shall have power to purchase and maintain insurance on behalf of any manager, member, officer, employee or agent of the limited liability company against any liability asserted against or incurred by the person in that capacity or arising out of the person's status as a manager, member, officer, employee or agent of the limited liability company.

        Section 18 of the limited liability company agreement of each of DIRECTV Operations and LABC LLC (the "LLC Agreements") provides that none of the member, any director, any officer or any respective affiliates (each, an "Indemnitee") shall be liable, in damages or otherwise, to DIRECTV Operations or LABC LLC or its respective member for any act or omission performed or omitted to be performed pursuant to authority granted by the LLC Agreements, except if such act or omission results from such Indemnitee's own gross negligence, willful misconduct, criminal conduct, or material breach of the LLC Agreements. Additionally, each Indemnitee shall be entitled to be indemnified and held harmless to the full extent permitted by the law, against all claims, liabilities and expenses of whatever nature (including reasonable attorneys' fees and disbursements), judgments, fines, settlements, and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which an Indemnitee may be involved, or threatened to be involved, as a party or otherwise, arising out of or incidental to the business of DIRECTV Operations or LABC LLC, as the case may be, regardless of whether an Indemnitee continues to be an Indemnitee at the time any such liability or expense is paid or incurred, if (i) the Indemnitee acted in good faith and in a manner such Indemnitee reasonably believed to be in, or not opposed to, the interests of DIRECTV Operations or LABC LLC, as the case may be, and (ii) the Indemnitee's conduct would entitle him to indemnification. DIRECTV Operations and LABC LLC will pay expenses (including reasonable attorneys' fees and disbursements) incurred in defending a proceeding in advance of the final disposition of the proceeding upon receipt of an undertaking by the Indemnitee to repay such amount if a court of competent jurisdiction determines the Indemnitee is not entitled to be indemnified by DIRECTV Operations or LABC LCC as authorized in the applicable LLC Agreement. These rights of indemnification are in addition to any rights to which such director or officer may otherwise be entitled by contract or as a matter of law and shall extend to his successors and assigns. DIRECTV Operations or LABC LLC, as the case may be, may purchase and maintain insurance on behalf of an Indemnitee and other persons against any liability which may be asserted against, or expense which may be incurred by, any such person in connection with activities of DIRECTV Operations or LABC LLC, as the case may be.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrants as disclosed above, the registrants have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21.    Exhibits and Financial Statement Schedules.

(a)
Exhibits (Including Those Incorporated By Reference)

Exhibit No.	Description of Exhibit
3.1	Certificate of Formation of DIRECTV Holdings LLC dated as of June 11, 2002 (incorporated by reference to Exhibit 3.1 to the Co-Issuers' Registration Statement on Form S-4 (Registration File No. 333-106529), filed June 26, 2003 (the "2003 Form S-4").
3.2	Certificate of Incorporation of DIRECTV Financing Co., Inc. dated as of February 5, 2003 (incorporated by reference to Exhibit 3.2 to the 2003 Form S-4).
3.3	Articles of Incorporation of DIRECTV, Inc. dated as of July 13, 1992 (incorporated by reference to Exhibit 3.3 to the 2003 Form S-4).
3.4	Certificate of Incorporation of DIRECTV Customer Services, Inc. dated as of April 12, 1999 (incorporated by reference to Exhibit 3.5 to the 2003 Form S-4).
3.5	Certificate of Incorporation of DIRECTV Merchandising, Inc. dated as of January 23, 1995 (incorporated by reference to Exhibit 3.6 to the 2003 Form S-4).
3.6	Certificate of Formation of DIRECTV Enterprises, LLC dated as of July 16, 2002 (incorporated by reference to Exhibit 3.7 to the 2003 Form S-4).
3.7	Limited Liability Company Articles of Organization of DIRECTV Operations, LLC dated as of July 19, 2002 (incorporated by reference to Exhibit 3.8 to the 2003 Form S-4).

Exhibit No.	Description of Exhibit
3.8	Limited Liability Company Agreement of DIRECTV Holdings LLC dated as of June 11, 2002 (incorporated by reference to Exhibit 3.9 to the 2003 Form S-4).
3.9
Amended and Restated Bylaws of DIRECTV Financing Co., Inc. (incorporated by reference to Exhibit 3.9 to the Co-Issuer's Registration Statement on Form S-4 (Registration File No. 333-106529), filed February 5, 2010 (the "2010 Form S-4").
3.10	Amended and Restated Bylaws of DIRECTV, Inc. (incorporated by reference to Exhibit 3.10 to 2010 Form S-4).
3.11	Amended and Restated Bylaws of DIRECTV Customer Services, Inc. (incorporated by reference to Exhibit 3.11 to 2010 Form S-4).
3.12	Amended and Restated Bylaws of DIRECTV Merchandising, Inc. (incorporated by reference to Exhibit 3.12 to 2010 Form S-4).
3.13	Limited Liability Company Agreement of DIRECTV Enterprises, LLC dated as of July 16, 2002 (incorporated by reference to Exhibit 3.15 to the 2003 Form S-4).
3.14	Limited Liability Company Operating Agreement of DIRECTV Operations, LLC dated as of October 28, 2002 (incorporated by reference to Exhibit 3.16 to the 2003 Form S-4).
3.15
Certificate of Formation of DIRECTV Home Services, LLC, dated as of June 22, 2004 (incorporated by reference to Exhibit 3.15 to the Co-Issuers' Registration Statement on Form S-4 (Registration File No. 333-106529), filed August 25, 2005 (the "2005 Form S-4").
3.16	Certificate of Incorporation of DIRECTV Programming Holdings I, Inc., dated as of December 27, 2004 (incorporated by reference to Exhibit 3.16 to the 2005 Form S-4).
3.17	Certificate of Incorporation of DIRECTV Programming Holdings II, Inc., dated as of December 27, 2004 (incorporated by reference to Exhibit 3.17 to the 2005 Form S-4).
3.18
Certificate of Incorporation of LABC Productions, LLC, dated as of June 21, 2005 (incorporated by reference to Exhibit 3.18 of the Co-Issuers' Registration Statement on Form S-4 (Registration File No. 333-106529), filed September 16, 2008 (the "2008 Form S-4")).
3.19	Limited Liability Company Operating Agreement of DIRECTV Home Services, LLC, dated as of June 22, 2004 (incorporated by reference to Exhibit 3.19 to the 2005 Form S-4).
3.20	Amended and Restated Bylaws of DIRECTV Programming Holdings I, Inc. (incorporated by reference to Exhibit 3.20 to 2010 Form S-4).
3.21	Amended and Restated Bylaws of DIRECTV Programming Holdings II, Inc. (incorporated by reference to Exhibit 3.21 to 2010 Form S-4).
3.22	Limited Liability Company Operating Agreement of LABC Productions LLC, dated as of June 6, 2005 (incorporated by reference to Exhibit 3.22 of the 2008 Form S-4)
4.1
Indenture, dated as of March 11, 2010, by and among DIRECTV Holdings LLC, DIRECTV Financing Co, Inc., the Guarantors signatory thereto and The Bank of New York Mellon Trust Company, N.A., as trustee (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of the Co-Issuers, filed on March 15, 2010 (Registration File No. 333-106529) (the "March 15, 2010 Form 8-K").

Exhibit No.	Description of Exhibit
4.2	Form of 3.550% Senior Notes due 2015 (included in Exhibit 4.1). Form of 5.200% Senior Notes due 2020 (included in Exhibit 4.1). Form of 6.350% Senior Notes due 2040 (included in Exhibit 4.1).
4.3
Registration Rights Agreement, dated of March 11, 2010, by and among DIRECTV Holdings LLC, DIRECTV Financing Co., Inc., the Guarantors signatory thereto and the Initial Purchasers named therein (incorporated by reference to Exhibit 10.2 to the March 15, 2010 Form 8-K).
*5	Opinion of Weil, Gotshal & Manges LLP.
**12	Statement Regarding Computation of Ratio of Earnings to Fixed Charges.
**23.1	Consent of Deloitte & Touche LLP.
*23.2	Consent of Weil, Gotshal & Manges LLP (to be included in Exhibit 5).
**24	Powers of Attorney (contained in signature pages).
*25	Form T-1 Statement of Eligibility and Qualification of Trustee.
*99.1	Form of Letter of Transmittal.
*99.2	Form of Notice of Guaranteed Delivery.
*99.3	Form of Exchange Agent Agreement.

*
To be filed by amendment.

**
Filed herewith.

Item 22.    Undertakings.

        (a)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        (b)   The undersigned registrants hereby undertake:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4)   That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

          The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

              (i)  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§ 230.424 of this chapter);

             (ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

            (iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

            (iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

        (c)   The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (d)   The undersigned registrants hereby undertake to supply by means of post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

        (e)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in El Segundo, California on this 16th day of April, 2010.

DIRECTV HOLDINGS LLC
By:	/s/ PATRICK T. DOYLE
	Name:	Patrick T. Doyle
	Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Larry D. Hunter or Keith U. Landenberger or any of them, his true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, full power and authority to do and perform each and every act and thing required and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, or any of them or their substitute or substitutes, could lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933 this Registration Statement has been signed by the following persons in the capacities indicated on the 16th day of April, 2010.

Signature	Title	Date

/s/ MICHAEL D. WHITE Michael D. White	President, Chief Executive Officer and Director (Principal Executive Officer)	April 16, 2010
/s/ LARRY D. HUNTER Larry D. Hunter	Executive Vice President and Director	April 16, 2010
/s/ PATRICK T. DOYLE Patrick T. Doyle	Executive Vice President, Chief Financial Officer and Director (Principal Financial Officer)	April 16, 2010
/s/ JOHN F. MURPHY John F. Murphy	Senior Vice President and Controller (Principal Accounting Officer)	April 16, 2010

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in El Segundo, California, on this 16th day of April, 2010.

DIRECTV FINANCING CO., INC.
By:	/s/ PATRICK T. DOYLE
	Name:	Patrick T. Doyle
	Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Larry D. Hunter or Keith U. Landenberger or any of them, his true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, full power and authority to do and perform each and every act and thing required and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, or any of them or their substitute or substitutes, could lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933 this Registration Statement has been signed by the following persons in the capacities indicated on the 16th day of April, 2010.

Signature	Title	Date

/s/ MICHAEL D. WHITE Michael D. White	President and Chief Executive Officer (Principal Executive Officer)	April 16, 2010
/s/ LARRY D. HUNTER Larry D. Hunter	Executive Vice President and Director	April 16, 2010
/s/ PATRICK T. DOYLE Patrick T. Doyle	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	April 16, 2010
/s/ JOHN F. MURPHY John F. Murphy	Senior Vice President and Controller (Principal Accounting Officer)	April 16, 2010

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in El Segundo, California, on this 16th day of April, 2010.

The Guarantors Listed on Schedule A
By:	/s/ PATRICK T. DOYLE
	Name:	Patrick T. Doyle
	Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Larry D. Hunter or Keith U. Landenberger or any of them, his true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, full power and authority to do and perform each and every act and thing required and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, or any of them or their substitute or substitutes, could lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933 this Registration Statement has been signed by the following persons in the capacities indicated on the 16th day of April, 2010.

Signature	Title	Date

/s/ MICHAEL D. WHITE Michael D. White	President and Chief Executive Officer (Principal Executive Officer)	April 16, 2010
/s/ LARRY D. HUNTER Larry D. Hunter	Executive Vice President and Director	April 16, 2010
/s/ PATRICK T. DOYLE Patrick T. Doyle	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	April 16, 2010
/s/ JOHN F. MURPHY John F. Murphy	Senior Vice President and Controller (Principal Accounting Officer)	April 16, 2010

SCHEDULE A

DIRECTV ENTERPRISES, LLC
DIRECTV CUSTOMER SERVICES, INC.
DIRECTV MERCHANDISING, INC.
DIRECTV OPERATIONS, LLC
DIRECTV, INC.
DIRECTV HOME SERVICES, LLC
DIRECTV PROGRAMMING HOLDINGS I, INC.
DIRECTV PROGRAMMING HOLDINGS II, INC.
LABC PRODUCTIONS, LLC